EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 9, 2018

BY AND AMONG

TIVITY HEALTH, INC.

SWEET ACQUISITION, INC.

AND

NUTRISYSTEM, INC.

i

Index of Defined Terms

2016 SPRSU Award	9
2017 PRSU Award	9
2018 PRSU Award	9
Acceptable Confidentiality Agreement	73
Acquisition Proposal	73
Affiliate	73
Agreement	1
Alternative Financing	57
Antitrust Laws	73
Appraisal Shares	7
Assumed Performance Unit Award	9
Assumed Restricted Stock Award	8
Bankruptcy and Equity Exception	13
Benefits Continuation Period	50
Book Entry Company Share	3
Book Entry Parent Shares	4
Business Day	73
Cash Consideration	3
Certificate	3
Certificate of Merger	2
Change of Board Recommendation	46
Closing	2
Closing Date	2
Code	73
Commitment Letter	73
Company	1
Company Balance Sheet	74
Company Benefit Plans	19
Company Board Recommendation	13
Company Bylaws	11
Company Charter	11
Company Common Stock	3
Company Disclosure Letter	10
Company Equity Awards	11
Company Intellectual Property	23
Company Material Adverse Effect	74
Company Material Contract	22
Company Preferred Stock	11
Company PRSU Award	9
Company Registered Intellectual Property	23
Company Related Parties	75
Company Restricted Stock Award	8
Company SEC Documents	14
Company SEC Financial Statements	15
Company Stock Option	8
Company Stock Plan	75
Company Stock Plan Reduction	3
Company Stockholder Approval	12
Company Stockholders Meeting	44

Confidentiality Agreement	75
Consent	13
Continuing Employees	50
Contract	75
Credit Agreement	75
Current Insurance	52
DGCL	1
DTC	4
Effective Time	2
Environmental Laws	75
Equity Award Exchange Ratio	76
ERISA	18
ERISA Affiliate	19
Exchange Act	76
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	3
Excluded Share	76
Filing	13
Financing	76
Financing Source	76
Form S-4	42
GAAP	76
Governmental Entity	13
Hazardous Substances	76
HSR Act	13
Indemnified Party	52
Inside Date	2
Intellectual Property	76
internal controls	14
International Trade Law	76
Intervening Event	76
IRS	18
IT Systems	23
JPM	79
Knowledge	77
Laws	77
Lease	24
Leased Real Property	77
Lien	77
Material Purchase Order	77
Merger	1
Merger Consideration	3
Merger Consideration Value	8
Merger Sub	1
Merger Sub Bylaws	29
Merger Sub Charter	29
Morgan Stanley	79
Nasdaq	77

Net Option Share	8
Notice Period	47
OFAC	16
Order	77
Ordinary Course	77
Outside Date	63
Parent	1
Parent Balance Sheet	77
Parent Bylaws	29
Parent Charter	27
Parent Common Stock	3
Parent Disclosure Letter	28
Parent Material Adverse Effect	77
Parent Preferred Stock	29
Parent Related Party	79
Parent SEC Documents	32
Parent SEC Financial Statements	33
Parent Stock Plans	79
Parent Stock Price	79
Parent Warrant Confirmations	79
Pension Plan	19
Permits	17
Permitted Individuals	50
Permitted Lien	79
Person	79
Proceeding	80
Proposed Changed Terms	47
Proxy Statement/Prospectus	42

Regulation M-A Filing	43
Regulation S-K	15
Reporting Tail Endorsement	53
Representatives	80
Restricted Information	48
Sarbanes-Oxley Act	80
SEC	10
Securities Act	80
Significant Subsidiaries	11
Solvent	36
Stock Consideration	3
Stock Threshold	3
Subsidiary	80
Superior Proposal	80
Surviving Corporation	2
Takeover Statute	27
Tax	80
Tax Return	80
Tax Sharing Agreement	80
Taxing Authority	81
Termination Fee	65
Top Customers	81
Top Parent Counterparties	81
Top Suppliers	81
Total Issuance	3
Transaction Litigation	55
WARN	81
Willful Breach	81

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2018 (this “Agreement”), is by and among Tivity Health, Inc., a Delaware corporation (“Parent”), Sweet Acquisition, Inc., a newly formed Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Nutrisystem, Inc., a Delaware corporation (the “Company”). The Company, Parent and Merger Sub may be referred to herein as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned Subsidiary of Parent (the “Merger”) pursuant to Section 251 of the DGCL;

WHEREAS, on the terms and subject to the conditions set forth herein, the Board of Directors of the Company has unanimously (i) approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to the stockholders of the Company, and (iv) resolved, subject to Section 6.3, to recommend the adoption of this Agreement by the holders of Company Common Stock;

WHEREAS, (i) the Board of Directors of Merger Sub has unanimously approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of Merger Sub and its sole stockholder, and (ii) the Boards of Directors of both of Parent and Merger Sub have unanimously approved this Agreement, the Merger and the other transactions contemplated hereby (including, in the case of the Board of Directors of Parent, the approval of the issuance of the shares of Parent Common Stock comprising the Stock Consideration pursuant to the terms and conditions hereof) and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other transactions contemplated hereby and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct, wholly-owned Subsidiary of Parent.

(b) The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and other applicable Law.

Section 1.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, and subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central Time), on the third Business Day following the date on which the last of the conditions set forth in Article VII is satisfied or, to the extent permitted by applicable Law, waived by the party entitled to waive such condition (other than those conditions that, by their nature or terms, can only be satisfied at Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee, or such other time, date or place as is agreed to in writing by the parties hereto; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Parent and Merger Sub shall not be obligated to effect the Closing prior to January 30, 2019 (the “Inside Date”), but subject to the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. At the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”), together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL (the date and time of such filing, or if another date and time is agreed to by the parties and specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.4 Certificate of Incorporation. Subject to Section 6.8(c) hereof, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A hereto, until thereafter amended in accordance with its terms and the DGCL.

Section 1.5 Bylaws. Subject to Section 6.8(c), at the Effective Time, the bylaws of the Surviving Corporation shall be amended in their entirety to read as set forth on Exhibit B hereto, until thereafter amended in accordance with their terms and the DGCL.

Section 1.6 Board of Directors. Subject to applicable Law, the parties hereto shall take all requisite action such that the directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Corporation and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, $0.001 par value per share, of the Company (the “Company Common Stock”):

(a) Subject to Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares and Excluded Shares) shall be converted into, and become exchangeable for, the right to receive (i) $38.75 in cash (the “Cash Consideration”) and (ii) 0.2141 (the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share (the “Stock Consideration”, together with the Cash Consideration, the “Merger Consideration”) of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”). At the Effective Time, all of the shares of Company Common Stock (other than Excluded Shares and Appraisal Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each certificate (a “Certificate”) formerly representing any of the shares of Company Common Stock, and each non-certificated share of Company Common Stock represented by book entry (each, a “Book Entry Company Share”), other than in each case those representing Excluded Shares or Appraisal Shares, shall thereafter represent only the right to receive, without interest, (A) the Merger Consideration, and (B) with respect to the Stock Consideration, the right, if any, to receive (1) pursuant to Section 2.2(f) cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) and (2) any distribution or dividend payable pursuant to Section 2.2(d).

(b) If (v) the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger, plus (w) the aggregate number of shares of Parent Common Stock subject to Assumed Restricted Stock Awards as of immediately following the Effective Time plus (x) the aggregate number of shares of Parent Common Stock subject to Assumed Performance Unit Awards as of immediately following the Effective Time, plus (y) the number of shares of Parent Common Stock that would be available for issuance immediately following the Effective Time in respect of the remaining shares reserved and available for issuance under the Company Stock Plan assumed pursuant to Section 2.5(d), plus (z) any other shares required to be taken into account for purposes of Nasdaq Listing Rule 5635 (or any successor thereto) (the “Total Issuance”) would exceed 19.9% of the issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (the “Stock Threshold”), then (i) first, the Company shall, at Parent’s request at least two Business Days prior to the Closing Date, amend the Company Stock Plan to reduce the number of shares remaining reserved and available for issuance thereunder by the minimum extent necessary to cause the Total Issuance (as so reduced) not to exceed the Stock Threshold (but in no event below an amount equal to the number of shares of Company Common Stock subject to Company Equity Awards immediately prior to the Effective Time)) (the “Company Stock Plan Reduction”), and (ii) then, if the Company Stock Plan Reduction is insufficient to cause the Total Issuance (as reduced by the Company Stock Plan Reduction) not to exceed the Stock Threshold, (A) the Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to the nearest ten-thousandth) such that the Total Issuance (as reduced by the Company Stock Plan Reduction and such reduction in the Exchange Ratio) does not exceed the Stock Threshold and (B) the Cash Consideration for all purposes under this Agreement will be increased on a per-share basis by the amount of such reduction in the Exchange Ratio multiplied by the Parent Stock Price (rounded to the nearest ten-thousandth of a cent).

(c) Each share of Company Common Stock that is an Excluded Share shall be cancelled and shall cease to exist, with no consideration paid in exchange therefor.

(d) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2 Exchange of Shares of Company Common Stock.

(a) Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, (i) at the Effective Time, certificates (or at Parent’s option, evidence of non-certificated shares of Parent Common Stock in book-entry form (“Book Entry Parent Shares”)), constituting at least the amounts necessary for the aggregate Stock Consideration required to be issued pursuant to Section 2.1(a), (ii) at the Effective Time, cash in immediately available funds constituting at least the amounts necessary for the aggregate Cash Consideration required to be paid pursuant to Section 2.1(a), plus any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2(f), and (iii) as necessary from time to time after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the shares of Parent Common Stock to be issued or to be paid pursuant to Section 2.2(d), in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu thereof as provided in Section 2.2(h)) or Book Entry Company Shares pursuant to the provisions of this Article II (such cash, certificates for shares of Parent Common Stock and evidence of Book Entry Parent Shares, together with the amount of any dividends or other distributions payable pursuant to this Article II with respect thereto, in the aggregate, the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Cash Consideration required to be paid pursuant to Section 2.1(a), plus cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(f), plus any dividends or distributions that the holders have the right to receive pursuant to Section 2.2(d), as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent as provided in Section 2.2(g). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book Entry Company Shares and shall obtain no rights or interests in the shares represented thereby.

(b) As promptly as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than Excluded Shares) that are evidenced by Certificates or Book Entry Company Shares not held through the Depository Trust Company (“DTC”) (i) a letter of transmittal (which shall be in customary form reasonably acceptable to the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Company Shares shall pass only upon delivery of the Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates as provided in Section 2.2(h)) or transfer of the Book Entry Company Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Company Shares)) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates) or transferring the Book Entry Company Shares to the Exchange Agent in exchange for the Merger Consideration and any cash paid in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(f) and any dividends or distributions, in each case, to which the holder has the right to receive pursuant to Section 2.2(d). With respect to Book Entry Company Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of shares of Company Common Stock (other than Excluded Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2(f) and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(c) Procedures for Surrender.

(i) After the Effective Time, and (A) upon surrender to the Exchange Agent of shares of Company Common Stock (other than Excluded Shares) that are Certificates, by physical surrender of such Certificates (or affidavit of lost, stolen or destroyed Certificate in lieu of a Certificate, as provided in Section 2.2(h)) in accordance with the terms of the letter of transmittal and accompanying instructions, (B) upon the transfer of shares of Company Common Stock (other than Excluded Shares) that are Book Entry Company Shares not held through DTC, in accordance with the terms of the letter of transmittal and accompanying instructions (including the delivery of any other documents the Exchange Agent may reasonably require), or (C) upon the transfer of shares of Company Common Stock (other than Excluded Shares) that are Book Entry Company Shares held through DTC, including by delivery of an “agent’s message,” in accordance with DTC’s customary procedures and such other customary procedures as agreed by Parent, the Exchange Agent and DTC, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor, and Parent and the Surviving Corporation shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (1) the aggregate amount of Cash Consideration that such holder is entitled to receive pursuant to Section 2.1(a), (2) the number of Certificates of shares of Parent Common Stock or Book Entry Parent Shares representing, in the aggregate, the whole number of shares that such holder has a right to receive pursuant to Section 2.1(a), (3) any dividends or other distributions payable that such holder is entitled to receive pursuant to Section 2.2(d), and (4) any cash in lieu of fractional shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.2(f), if applicable.

(ii) In the event of a transfer of ownership of shares of Company Common Stock that are not registered in the transfer records of the Company, the Exchange Agent may make payment of the proper amount of Merger Consideration to such transferee if (A) in the case of Book Entry Company Shares, written instructions authorizing the transfer of the Book Entry Company Shares are presented to the Exchange Agent, (B) in the case of Certificates, the Certificates formerly representing such shares of Company Common Stock are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Common Stock are to be delivered to a Person other than the holder in whose name any shares of Company Common Stock are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Common Stock to a Person other than the registered holder of any shares of Company Common Stock, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

(iii) No interest shall be paid or accrue on any cash payable upon surrender of the shares of Company Common Stock. Any Certificate that has been surrendered shall be cancelled by the Exchange Agent.

(d) Distributions with Respect to Unexchanged Shares of Company Common Stock. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of shares of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Stock Consideration issuable pursuant to this Agreement. No dividends or other distributions in respect of the shares of Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or untransferred Book Entry Company Share until such Certificate (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificate as provided in Section 2.2(h)) or Book Entry Company Share is transferred for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificate as provided in Section 2.2(h)) or transfer of such Book Entry Company Share that has been converted into the right to receive the Merger Consideration, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock (or as applicable, Book Entry Parent Shares) issued in exchange therefor, without interest, (i) at the time of such surrender or transfer, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender or transfer, as applicable.

(e) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book Entry Company Share is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the aggregate Merger Consideration (and to the extent applicable, cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(f) and/or any dividends or other distributions pursuant to Section 2.2(d)) to which the holder thereof is entitled pursuant to this Article II.

(f) Fractional Shares of Company Common Stock. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of shares of Company Common Stock entitled to receive a fractional share of Parent Common Stock but for this Section 2.2(f) shall be entitled to receive a cash payment in lieu thereof, without interest, rounded down to the nearest whole cent, which payment shall be calculated by the Exchange Agent and shall be an amount equal to the product of (i) the Parent Stock Price multiplied by (ii) the fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Parent Common Stock.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to Parent. Any holder of shares of Company Common Stock (other than Excluded Shares) who has theretofore not complied with this Article II shall thereafter look only to Parent for delivery of any Merger Consideration (and to the extent applicable, cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(f) and/or any dividends or other distributions pursuant to Section 2.2(d)), payable and/or issuable pursuant to Section 2.1 and Section 2.2 upon due surrender of their Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates as provided in Section 2.2(h)) or transfer of Book Entry Company Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against Parent, the Exchange Agent or any of Parent’s Subsidiaries with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, and (to the extent applicable) any cash pursuant to Section 2.2(f) or unpaid dividends or other distributions pursuant to Section 2.2(d), that would have been payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of such consideration as may be determined to be due with respect to such Appraisal Shares pursuant to and subject to the requirements of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL with respect to Appraisal Shares, then the right of such holder to seek appraisal of such shares of Company Common Stock shall cease and such shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.1(a), without interest (and to the extent applicable, cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(f) and/or any dividends or other distributions pursuant to Section 2.2(d)). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and any withdrawals of such demands, and Parent shall participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.4 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the issued and outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, subdivision, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.4 shall be construed to permit the Company or Parent to take any of the foregoing actions with respect to its securities to the extent otherwise prohibited by the terms of this Agreement.

Section 2.5 Treatment of Company Equity Awards.

(a) Company Stock Options. Each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) and is vested as of immediately prior to the Effective Time shall be cancelled and converted as of immediately prior to the Effective Time into the right to receive in respect of each Net Option Share, if any, subject to such Company Stock Option, an amount in cash equal to the Merger Consideration Value. For purposes of this Agreement, “Net Option Share” means, with respect to a Company Stock Option, the quotient obtained by dividing (i) the product obtained by multiplying (A) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Merger Consideration Value. For purposes of the preceding sentence, the “Merger Consideration Value” means the sum of (1) the Cash Consideration and (2) the product of (x) the Exchange Ratio and (y) the Parent Stock Price. For clarity, each Company Stock Option that is vested as of immediately prior to the Effective Time and has an exercise price per share of Company Common Stock subject to such Company Stock Option that is equal to or greater than the Merger Consideration Value shall terminate and be cancelled as of the Effective Time for no consideration. The Cash Consideration payable under this Section 2.5(a) to former holders of a Company Stock Options shall be paid through the Surviving Corporation’s payroll to such former holders at the next regular payroll date following the Effective Time.

(b) Company Restricted Stock Awards. Each award of restricted shares of Company Common Stock that is outstanding immediately prior to the Effective Time (each, a “Company Restricted Stock Award”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and converted, as of the Effective Time, into an award of shares of restricted Parent Common Stock subject to vesting, repurchase or other restrictions (an “Assumed Restricted Stock Award”) with the same terms and conditions as applied to each such Company Restricted Stock Award immediately prior to the Effective Time (including terms relating to vesting protection and the payout of accrued and future dividend or other distribution equivalents), and relating to the number of shares of Parent Common Stock equal the product of (x) the number of shares of Company Common Stock that were subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (y) the Equity Award Exchange Ratio, with the result rounded to the nearest whole number of shares of Parent Common Stock.

(c) Company Performance-Based Restricted Stock Units. Each award of performance-based restricted stock units with respect to shares of Company Common Stock (each, a “Company PRSU Award”) (A) designated as a “Special 2016 Performance-Based Restricted Stock Unit” (each, a “2016 SPRSU Award”), (B) granted with respect to the 2017-2018 performance period (each, a “2017 PRSU Award”) or (C) granted with respect to the 2018-2019 performance period (each, a “2018 PRSU Award”), in each case, that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and converted, as of the Effective Time, into a time-vesting restricted unit award (each, an “Assumed Performance Unit Award”); provided that each Assumed Performance Unit Award shall cover that number of shares of Parent Common Stock equal to the product of (i) either (x) for each 2017 PRSU Award, the number of shares that may be earned under such 2017 PRSU Award based on actual performance as of immediately prior to the Effective Time relative to the previously established performance metrics applicable thereto as determined by the Board of Directors of the Company (or an authorized committee thereof) prior to the Effective Time, or (y) for each 2016 SPRSU Award and each 2018 PRSU Award, the maximum number of shares of Company Common Stock that may be earned under such 2016 SPRSU Award or 2018 PRSU Award as of immediately prior to the Effective Time, assuming maximum performance levels were achieved, multiplied by (ii) the Equity Award Exchange Ratio, with the result rounded to the nearest whole number of shares of Parent Common Stock. Except as provided in this Section 2.5(c), each Assumed Performance Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding 2016 SPRSU Award, 2017 PRSU Award or 2018 PRSU Award, as the case may be, immediately prior to the Effective Time (including terms relating to vesting protection and the payout of accrued and future dividend or other distribution equivalents, and other than with respect to performance metrics thereunder)

(d) Assumption of Company Stock Plan and Award Agreements. At the Effective Time, Parent shall assume all the obligations of Company under the Company Stock Plan with respect to each Assumed Restricted Stock Award and Assumed Performance Unit Award outstanding at the Effective Time and the agreements evidencing the grants thereof, in each case, subject to the adjustments in this Section 2.5. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Assumed Restricted Stock Awards and Assumed Performance Unit Awards appropriate notices setting forth such holders’ rights pursuant to the applicable Company Stock Plan, and the agreements evidencing the grants of such Assumed Restricted Stock Awards and Assumed Performance Unit Awards shall continue in effect on the same terms and conditions, subject to the adjustments required by this Section 2.5 after giving effect to the Merger.

(e) Reservation of Shares. As of the Closing Date, Parent shall take all actions to reserve the necessary shares and file a registration statement on Form S-8 (or any successor form) with respect to the issuance of the shares of Parent Common Stock subject to the Assumed Restricted Stock Awards and the Assumed Performance Unit Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Restricted Stock Awards and Assumed Performance Unit Awards remain outstanding.

(f) Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or the Compensation Committee, or other applicable committee, of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Compensation Committee, or other applicable committee, of the Board of Directors of Parent) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.5.

Section 2.6 Withholdings. Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration, or other amounts, payable or otherwise deliverable to any Person pursuant to this Agreement such amounts (and only such amounts) as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax applicable Law. To the extent that amounts are deducted or withheld pursuant to this Section 2.6 and paid over to the appropriate Taxing Authority, such amounts shall be treated as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 9.12, except as (x) other than with respect to representations and warranties in Section 3.1(a) (Corporate Organization), Section 3.2(a) (Capitalization), Section 3.3 (Corporate Authorization), Section 3.23 (Takeover Statutes), Section 3.25 (Brokers and Finders’ Fees) and Section 3.26 (Opinion of Financial Advisor), disclosed in the Company SEC Documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) on or after January 1, 2016 and prior to the date of this Agreement or (y) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) The Company is (i) a corporation validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and (ii) duly licensed, qualified or otherwise authorized to do business, and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have such power or authority, or to be so licensed, qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each Subsidiary of the Company is a corporation or other entity validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, authorized or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a true, complete and correct list, including jurisdiction of organization or incorporation, of each Significant Subsidiary of the Company, as of the date hereof.

(d) The copies of (i) the Certificate of Incorporation (the “Company Charter”), (ii) the Amended and Restated Bylaws, as amended (the “Company Bylaws”), of the Company and (iii) the certificates of incorporation, bylaws or equivalent organization or governing documents of the Company’s “significant subsidiaries” (as defined in Regulation S-X under the Securities Act) (“Significant Subsidiaries”) made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on December 3, 2018, (i) 29,423,344 shares of Company Common Stock were issued and outstanding (not including shares of Company Common Stock held in treasury), (ii) 1,558,532 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 204,175 shares of Company Common Stock were issuable upon the exercise of outstanding Company Stock Options, (v) 233,867 shares of Company Common Stock were subject to outstanding Company Restricted Stock Awards, and (vi) 626,128 shares of Company Common Stock were subject to outstanding Company PRSU Awards (determined assuming maximum performance levels were achieved for 2016 SPRSU Awards, 2017 PRSU Awards and 2018 PRSU Awards).

(b) Except as set forth above in Section 3.2(a) or in Section 3.2(b), Section 3.2(c) or Section 3.2(d) of the Company Disclosure Letter, and for changes after the close of business on December 3, 2018 resulting from the settlement of Company Equity Awards outstanding on such date, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company.

(c) Except as set forth in Section 3.2(b), Section 3.2(c) or Section 3.2(d) of the Company Disclosure Letter and except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise of Company Stock Options or vesting of Company PRSU Awards or Company Restricted Stock Awards, and (iii) forfeitures of Company Stock Options, Company PRSU Awards or Company Restricted Stock Awards, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock. All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued upon the settlement or exercise (as applicable) of Company Stock Options, Company PRSU Awards and Company Restricted Stock Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Section 3.2(c) of the Company Disclosure Letter contains a true, complete and correct list of Company Stock Options, Company PRSU Awards, Company Restricted Stock Awards and any other awards issued under the Company Stock Plan outstanding as of the close of business on December 3, 2018 (the “Company Equity Awards”), including with respect to each such Company Equity Award, the holder, date of grant and number of shares of Company Common Stock subject thereto (determined assuming the maximum number of shares that may be earned thereunder) and, where applicable, the term, exercise price and vesting schedule, including whether the award provides for accelerated vesting upon the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger, and the amount of any accrued but unpaid dividend equivalent rights relating to such Company Equity Award. As of the close of business on December 3, 2018, an aggregate of 2,624,977 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan.

(d) The Company, or a Subsidiary of the Company, owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly-owned Subsidiary of the Company. Except as set forth above or in Section 3.2(d) of the Company Disclosure Letter, as of the close of business on December 3, 2018, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which any Subsidiary of the Company is a party, or by which any Subsidiary of the Company is bound, obligating such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Subsidiary, other than to the Company or any other Subsidiary of the Company. No Subsidiary of the Company owns any shares of Company Common Stock.

(e) Each Company Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or applicable committee thereof actually awarded such Company Stock Option.

Section 3.3 Corporate Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at a meeting duly called and held for such purpose (the “Company Stockholder Approval”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

(b) The Board of Directors of the Company, at a meeting duly called and held and acting pursuant to unanimously adopted resolutions, or pursuant to action by unanimous written consent, has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iv) directed that the adoption of this Agreement be submitted to the holders of Company Common Stock for consideration and (v) resolved, subject to Section 6.3, to recommend the adoption of this Agreement by the holders of Company Common Stock (such recommendation, the “Company Board Recommendation”).

(c) This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

Section 3.4 No Conflicts. Assuming that the Consents and Filings referred to in Section 3.5 are made or obtained, and the Company Stockholder Approval is obtained, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its Subsidiaries or (b) (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or (ii) conflict with or violate any Laws, Orders or Permits applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Governmental Approvals. No consent, approval, waiver, license, permit, clearance, franchise, authorization or Order (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority, domestic or foreign (each a “Governmental Entity”), is required to be made by the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of a Proxy Statement/Prospectus relating to the Company Stockholders Meeting and such reports under the Exchange Act as may be required in connection with this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Antitrust Laws, (iv) compliance with the Securities Act and the Exchange Act (and the applicable rules and regulations promulgated thereunder), the applicable rules and regulations of Nasdaq and any other federal or state securities laws, or (v) such other Consents or Filings (A) required solely by reason of the participation of Parent or Merger Sub (as opposed to any other third party) in the transactions contemplated hereby or (B), the failure of which to obtain or make prior to the Closing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Company SEC Filings and Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by the Company after December 31, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein, as such statements and reports may have been amended after the date of their filing, the “Company SEC Documents”) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed prior to the date hereof complied, and each Company SEC Document filed subsequent to the date hereof will when so filed comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed prior to the date hereof did not, and each Company SEC Document filed subsequent to the date hereof will not when so filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each of the Company and, to the Knowledge of the Company, each of its executive officers and directors is and, after December 31, 2015, subject to any applicable grace periods, has been, in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be included in the Company’s periodic and current reports required under the Exchange Act, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act (“internal controls”). The Company’s internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any such disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee of the Board of Directors of the Company after December 31, 2015.

(g) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the statements contained in any such certifications were true and complete on the date such certifications were made.

Section 3.7 Financial Statements.

(a) The consolidated financial statements (including all related notes and schedules thereto) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company SEC Financial Statements”) complied, as of its respective date of filing with the SEC, in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b) Following December 31, 2015 through the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Entity indicating that any of its material accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity.

Section 3.8 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed or provided for on the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the Ordinary Course after December 31, 2017, (c) liabilities or obligations arising in connection with the transactions contemplated hereby, (d) liabilities or obligations arising under executory Contracts entered into in the Ordinary Course (other than liabilities or obligations arising as a result of the Company’s breach of such Contracts), and (e) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 3.9 Absence of Certain Changes or Events. After December 31, 2017 through the date of this Agreement, except for liabilities or obligations incurred in connection with, or expressly contemplated by, this Agreement, the Merger and the other transactions contemplated hereby, (a) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course, (b) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that would, if occurring after the date of this Agreement, constitute a material breach of Section 5.2(c) (M&A), Section 5.2(l) (Dispositions), Section 5.2(m) (Company Benefit Plans), Section 5.2(n) (Litigation), Section 5.2(o) (Accounting Methods, Principles and Practices), Section 5.2(p) (Tax Elections) or Section 5.2(q) (WARN).

Section 3.10 Compliance with Laws; Permits.

(a) Other than those violations or allegations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, following December 31, 2015, the Company and its Subsidiaries have not violated and are not in violation of any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them.

(b) None of the Company or any of its Subsidiaries or any of their respective directors or officers or, to the Knowledge of the Company, employees, consultants, sales representatives, distributors or agents, in each case in such capacity and on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) violated, directly or indirectly, any applicable money laundering or anti-terrorism Law or directly or indirectly lent, contributed or otherwise made available any funds to any Person for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or (iii) violated, directly or indirectly, any International Trade Law, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company, its Subsidiaries and each of their respective directors and officers, and to the Knowledge of the Company, employees, consultants, sales representatives, distributors, agents and business partners, in each case in such capacity and on behalf of the Company, have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption and anti-bribery Laws with respect to the Company and its Subsidiaries, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In this regard, the Company, its Subsidiaries and each of their respective directors and officers, and, to the Knowledge of the Company, employees, consultants, sales representatives, distributors, agents and business partners, in each case in such capacity and on behalf of the Company, have not given, offered, agreed or promised to give, or authorized the giving, directly or indirectly, of any money or other thing of value to any Person as an inducement or reward for favorable action or forbearance from action or the exercise of influence, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, (i) following December 31, 2015, the Company and each of its Subsidiaries has been in compliance with and is in compliance with all applicable Laws and Contracts regarding the collection, use, storage, transfer or disposal of personal information, (ii) no Person has commenced any Proceeding relating to the Company or its Subsidiaries’ information privacy or data security practices, including with respect to the collection, use, transfer, storage or disposal of personal information maintained by or on behalf of the Company or its Subsidiaries or, to the Knowledge of the Company, threatened to take any such Proceeding, or made any complaint, investigation or inquiry relating to such practices and (iii) the Company has established and implemented policies, programs and procedures that are commercially reasonable and in compliance with all applicable Laws to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, after December 31, 2015, neither the Company nor any of its Subsidiaries has experienced any material loss or damage or material unauthorized access, disclosure, use or breach of security of any personal information in the Company’s or any of its Subsidiaries’ possession, custody or control. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, neither the Company or any of its Subsidiaries, nor any director or officer, or to the Knowledge of the Company, any manager, agent, or employee or any other Person, in each case in such capacity and on behalf of any of the Company or any of its Subsidiaries, (i) is, or after December 31, 2015 has been, engaged in any cartel and/or abuse of dominance activities, including agreements or arrangements with one or more competitors to fix prices of any products or services, control or rig bids to be submitted to any customers or allocate any customers or markets to itself or to competitors, or (ii) is otherwise failing or has, after December 31, 2015 otherwise failed, to comply with any Antitrust Laws.

(d) The Company and each of its Subsidiaries have and are in compliance with all governmental licenses, permits, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, in each case, except where the failure to have, maintain or be in compliance with such Permit has not had and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

Section 3.11 Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Entity, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding or threatened against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, enjoin, alter or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 3.12 Taxes.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (including extensions) in accordance with all applicable Laws, all such Tax Returns are true and complete, all Taxes due and owing by the Company and each of its Subsidiaries have been timely paid, and where payment of any Tax is not yet due or is being contested in good faith pursuant to appropriate procedures, an adequate accrual in accordance with GAAP has been established for such Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (or having been) (A) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (B) a party to a Tax Sharing Agreement.

(c) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in or incorrect method of accounting with respect to a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any similar provision of state, local or foreign applicable Law) or (B) election under Section 108(i) of the Code.

(d) There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any material Tax.

(e) The U.S. federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended 2013 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(f) There are no closing agreements under Section 7121 of the Code (or similar provision of state, local or foreign applicable Law), private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Tax authority in respect of any material Tax matters with respect to the Company or any of its Subsidiaries either (i) during the five-year period ending on the date hereof, or (ii) to the Knowledge of the Company, which are still in effect.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

Section 3.13 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list of material Company Benefit Plans, including all material Company Benefit Plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof a true, correct and complete copy of such written Company Benefit Plan or a written description of the material terms of any such unwritten Company Benefit Plan and, to the extent applicable, (i) all material trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion letter upon which the Company is entitled to rely), (v) all current summary plan descriptions, and summaries of material modification thereto and (vi) all correspondence relating to any such Company Benefit Plan between the Company, any of its Subsidiaries or their representatives and any Governmental Entity regarding any matter that remains unresolved as of the date of this Agreement. “Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer, individual independent contractor, consultant or employee of the Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, (i) each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, (ii) there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries and (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and its related trust has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred after the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability (exclusive of the liability to pay insurance premiums to the Pension Benefit Guaranty Corporation under Title IV of ERISA), in each instance, (ii) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred in the preceding six years with respect to any Company Benefit Plan or will be required to be filed in connection with the transactions contemplated by this Agreement and (iii) no Company Benefit Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code). Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (each, a “Pension Plan”) or to any single-employer plan of an ERISA Affiliate pursuant to Section 436 of the Code. Under each Pension Plan which is a single-employer plan, there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan after the valuation date used for the most recent actuarial valuation report delivered or made available to Parent prior to the date hereof, if any. As used in this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries within the meaning of Section 4001(b)(1) of ERISA or which together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

(d) There are no pending, or the Knowledge of the Company, threatened Proceedings with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits) that, if determined or resolved adversely to the Company, would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code or is a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. None of the Company, its Subsidiaries or any ERISA Affiliate has at any time during the last six years contributed to or been obligated to contribute to any such type of plan.

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Letter, and except as provided in this Agreement or as required by applicable Law, the consummation of the Merger and the other transactions contemplated hereby will not (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay or any similar payment under any Company Benefit Plan, or (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee under any Company Benefit Plan.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, with respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company and all ERISA Affiliates have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, all (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Company Benefit Plan prior to the Effective Time will have been paid, made or accrued on or before the Effective Time.

(i) No Company Benefit Plan provides death or medical benefits beyond termination of service or retirement other than coverage mandated by Law.

(j) Neither the Company nor any of its Subsidiaries have agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans.

(k) Except as set forth on Section 3.13(k) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement, Company Stockholder Approval or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company has made available prior to the date hereof to Parent complete and correct copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(l) Except as set forth in Section 3.13(l) of the Company Disclosure Letter, neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement, make-whole or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

Section 3.14 Material Contracts.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each Contract to which the Company or any of its Subsidiaries is a party or which binds their respective properties or assets, and which falls within any of the following categories:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) a Contract (other than purchase orders entered into in the Ordinary Course) pursuant to which the Company or any of its Subsidiaries (A) has purchased or sold during the 12 months prior to the date of this Agreement goods or services that involved payments by or to the Company and its Subsidiaries during such time in excess of $1,000,000 during such period, or (B) would reasonably be expected to (x) make or receive annual payments of more than $1,000,000 during the 12 months following the date of this Agreement or (y) make or receive aggregate payments of more than $1,000,000 following the date of this Agreement;

(iii) a Contract that is a license, royalty, covenant not to sue or similar Contract with respect to Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, with annual payments of more than $250,000 (other than generally commercially available “off-the-shelf” software programs and licenses granted by the Company and its Subsidiaries to third parties in the Ordinary Course);

(iv) a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company in which the Company owns, directly or indirectly, a voting or economic interest of 10% or more, or any interest valued at more than $250,000, without regard to percentage voting or economic interest, other than any such Contract solely between the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly-owned Subsidiaries;

(v) a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance as of the date of this Agreement in excess of $250,000, other than (A) guarantees, accounts receivable and accounts payable incurred in the Ordinary Course and (B) intercompany loans owed by the Company or any direct or indirect wholly-owned Subsidiary of the Company to any other direct or indirect wholly-owned Subsidiary of the Company, or by any direct or indirect wholly-owned Subsidiary to the Company;

(vi) a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory, equipment or other assets in the Ordinary Course) or business or the capital stock or other equity interests of any Person (in each case, whether by merger, sale of stock, sale of assets or otherwise), pursuant to which the Company or any of its Subsidiaries has any “earn-out” or other deferred or contingent payment obligations that remain outstanding;

(vii) a Contract containing a covenant that expressly and materially limits the right of the Company or any of its Subsidiaries (or after the Effective Time, Parent or its Affiliates) to engage or compete in any line of business, solicit or hire any Person, or purchase, sell, supply or distribute any material product or service, in any geographic area;

(viii) a Contract that expressly grants any material exclusivity rights or “most favored nation” status (including any that, after the Effective Time, would bind Parent or its Affiliates);

(ix) a material Contract with respect to the sale of any products or services by the Company or any of its Subsidiaries to any commercial health plan, Medicare Advantage plan or other healthcare payer organization;

(x) a Contract that grants to any third party any right of first refusal or right of first offer with respect to any assets or business that are material to the Company and its Subsidiaries, taken as a whole;

(xi) a Contract containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire a material amount of assets or securities of the other party or its Affiliates;

(xii) a Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would reasonably likely be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000;

(xiii) a material Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company (other than any Company Benefit Plan), any Person holding more than 5% of the capital stock of the Company, or their immediately family members; or

(xiv) a material Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the direct contracting party of which is a Governmental Entity.

(b) Each Contract of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract”. A true, complete and correct copy of each Company Material Contract in effect as of the date hereof has been made available to Parent prior to the date hereof. Each Company Material Contract and each Material Purchase Order is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception. To the Knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract or Material Purchase Order, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract or any Material Purchase Order, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (“Company Intellectual Property”). For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, this Section 3.15(a) is not a representation or warranty with respect to any infringement, misappropriation or other violation of any Intellectual Property of any Person.

(b) Except as set forth on Section 3.15(b) of the Company Disclosure Letter and except as would not have a Company Material Adverse Effect, (i) as of the date of this Agreement, to the Knowledge of the Company, the conduct of the business as currently conducted by the Company and its Subsidiaries does not infringe or otherwise violate any Person’s Intellectual Property and, as of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries; (ii) as of the date of this Agreement, to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries and, as of the date of this Agreement, no such claims are pending or threatened against any Person by the Company or its Subsidiaries; and (iii) there is no Proceeding or, to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (A) based upon, or challenging, or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Intellectual Property, or (B) alleging that the Company Intellectual Property is invalid or unenforceable.

(c) The patents, pending patent applications, registered trademarks, and pending applications for registration of trademarks owned by the Company or any of its Subsidiaries and material to the operation of the business of the Company and its Subsidiaries as currently conducted are referred to collectively as the “Company Registered Intellectual Property.” No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned, except (i) in accordance with the expiration of the term of such rights, (ii) cancellations and abandonments in the Ordinary Course of business or in the Company’s reasonable business judgement, or (iii) as would not have a Company Material Adverse Effect.

(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of the trade secrets of the Company and its Subsidiaries, and the Company and its Subsidiaries are not in breach of and have not breached any obligations or undertakings of confidentiality which they owe to any third party. Except as would not have a Company Material Adverse Effect, (i) the material information technology software, hardware, equipment or other systems used of held for use in connection with the business of the Company and its Subsidiaries as currently conducted (“IT Systems”) are reasonably sufficient for the immediate and anticipated needs of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner and the Company and its Subsidiaries are in compliance with all Contracts for the IT Systems; and (ii) the Company and its Subsidiaries have taken commercially reasonable actions, to protect the confidentiality, integrity and security of the material IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.

(e) Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) have not engaged in any unfair competition or trade practices and have not engaged in any false, deceptive, unfair, or misleading advertising or promotional practices under the Laws of any jurisdiction in which they operate or market any of their products and services and (ii) have not received any notifications or been subject to any investigation from any Governmental Authority or any advocacy or monitoring group regarding their marketing, advertising or promotional practices.

(f) Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, the consummation of the transactions contemplated hereby will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of the Company’s and its Subsidiaries’ rights to own, use, or hold for use any Company Intellectual Property as currently owned, used, or held for use in the conduct of their business.

Section 3.16 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all material leases, subleases or other occupancy arrangements pursuant to which the Company or any of its Subsidiaries is a party or has a right to use the real property owned by another Person (each, a “Lease”), including the address or location and use of the subject Leased Real Property. Each Lease for the Leased Real Property is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in breach of or default under any Lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party is in breach of or default under any lease with respect to Leased Real Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The ownership, occupancy, use and operation of the Leased Real Property does not violate any instrument of record or Contract affecting such property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened (i) appropriation, condemnation, eminent domain or like Proceedings relating to the Leased Real Property or (ii) Proceedings to change the zoning classification, variance, special use or other applicable land use Law of any portion or all of the Leased Real Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) All material tangible assets (including Leased Real Property) of the Company and its Subsidiaries are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific tangible asset), in sufficient operating condition and repair, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. At the Effective Time, the Company and its Subsidiaries will own, or have a valid legal right to use, sufficient property, assets and other rights (whether tangible or intangible) to be able to operate and conduct the businesses and the operations of the Company and its Subsidiaries in substantially the same manner as conducted as of the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have after December 31, 2015 been, in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under or pursuant to any Environmental Law, (ii) neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that they have been or are in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and (iii) neither the Company nor any Subsidiary is a party or subject to any administrative or judicial Order pursuant to any Environmental Law.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) with respect to any real property that is currently or, to the Knowledge of the Company, was formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property in a manner that requires reporting, investigation, assessment, cleanup, removal, remediation or other responsive action or would otherwise give rise to any material liability or obligation on the part of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is subject to any material liability for any Hazardous Substance disposal or contamination on any third party property.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any material liability, cost or restriction on, or Proceeding related to, the ownership, use, or transfer of any property pursuant to any Environmental Law.

(e) The Company has delivered to Parent true, complete and correct copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession or control relating to the Company or its Subsidiaries or their respective current and former properties or operations.

Section 3.18 Insurance. Except as set forth on Section 3.18 of the Company Disclosure Letter, the Company has made available to Parent prior to the date hereof copies of all material insurance policies of the Company or any of its Subsidiaries relating to the business, employees, officers, directors, assets or operations of the Company or any of its Subsidiaries in effect, and in the Company’s possession, as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) all of the insurance policies of the Company or any of its Subsidiaries relating to the business, employees, officers, directors, assets or operations of the Company or any of its Subsidiaries are in full force and effect and all premiums thereon have been timely paid, (b) there is no claim pending under the Company’s or any of its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) the Company and its Subsidiaries are in compliance with the terms of such policies, (d) the Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies and (e) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company’s insurance policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the transactions contemplated hereby. Section 3.18 of the Company Disclosure Letter sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.

Section 3.19 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union Contract or other agreement or understanding with a labor union, works council or other labor organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

Effect, after December 31, 2015, (a) the Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to employment and employment practices, labor, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits and wages and hours, and (b) neither the Company nor its Subsidiaries are or have been the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, has any such Proceeding been threatened. To the Knowledge of the Company, after December 31, 2015, there have not been any union organizing, representation or similar proceedings, or, the threat of any strikes, work slowdowns or similar organized actions, in each case by or with respect to employees of the Company or any of its Subsidiaries. There is no, and after December 31, 2015 there has not been, any work stoppage, labor strike or lockout by the employees of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened.

Section 3.20 Affiliate Transactions. As of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its Affiliates (other than its direct or indirect wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be and have been disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.21 Customers and Suppliers.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth the Top Customers of the Company and its Subsidiaries. Following December 31, 2017 and prior to the date of this Agreement, none of the Top Customers has cancelled or otherwise terminated or, to the Knowledge of the Company, threatened, or notified the Company in writing that it intends, to cancel or terminate or otherwise materially and adversely modify, its relationship with the Company or any of its Subsidiaries (excluding ordinary course renewals or renegotiations of contractual terms).

(b) Section 3.21(b) of the Company Disclosure Letter sets forth the Top Suppliers of the Company and its Subsidiaries. Following December 31, 2017 and prior to the date of this Agreement, none of the Top Suppliers has cancelled or otherwise terminated or, to the Knowledge of the Company, threatened, or notified the Company in writing that it intends, to cancel or terminate or otherwise materially and adversely modify, its relationship with the Company or any of its Subsidiaries (excluding ordinary course renewals or renegotiations of contractual terms).

Section 3.22 Quality and Safety of Products. Following December 31, 2015, the Company has not received any written notice in connection with any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries of any claim or allegation against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been a party or subject to any Proceeding pending against, or, to the Knowledge of the Company, any Proceeding threatened against, the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging, marketing, advertising or labeling of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The manufacturing and storage practices, preparation, ingredients, composition, and packaging, marketing, advertising and labeling for each of the products of the Company and its Subsidiaries are in compliance with all applicable Permits and Laws, including applicable Permits and Laws relating to food and beverage manufacturing, storage, preparation, packaging, marketing, advertising and labeling, including the rules and regulations of the U.S. Food and Drug Administration or U.S. Department of Agriculture, as applicable, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. Following December 31, 2015, (a) there have been no recalls of any product of the Company or any of its Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries and (b) none of the products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, mismarketed, misadvertised or mislabeled by the Company or its Subsidiaries in violation of applicable Permit or Law, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.19 (No Ownership of Company Common Stock), no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each, a “Takeover Statute”), is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.24 No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company as of the date hereof, any of the Company’s “Affiliates” or “Associates” (as such terms are defined in Article Tenth.C.5 of the Restated Certificate of Incorporation of Parent, as amended (the “Parent Charter”)), currently, or at any time in the two years prior to the date of this Agreement, (a) is or was the beneficial owner (as such term is defined in Article Tenth.C.3 of the Parent Charter) of any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or any securities of any Subsidiary of Parent, (b) has or had any rights to acquire any shares of Parent Common Stock except pursuant to this Agreement, and (c) is or was an “Interested Stockholder” (as such term is defined in Article Tenth.C.2 of the Parent Charter), except in each case as would not result in the application of Article Tenth.A of the Parent Charter to the Merger. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 3.25 Brokers and Finders’ Fees. Except for Evercore Group L.L.C., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from Evercore Group L.L.C. (a copy of which will be delivered to Parent promptly following the date of this Agreement for informational purposes only) to the effect that, as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, other than holders of Excluded Shares or Appraisal Shares.

Section 3.27 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or with respect to any other information provided or made available to the Company or its Representatives in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 9.12, except (x) other than with respect to representations and warranties in Section 4.1(a) (Corporate Organization), Section 4.2(a) (Capitalization), Section 4.3 (Corporate Authorization), Section 4.16 (No Required Vote), Section 4.17 (Brokers and Finders’ Fees) and Section 4.20 (Solvency), disclosed in the Parent SEC Documents filed with or furnished to the SEC on or after January 1, 2016 and prior to the date of this Agreement or (y) set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Corporate Organization.

(a) Parent and Merger Sub are (i) corporations validly existing and in good standing under the Laws of the State of Delaware and have the requisite corporate power and authority to own, lease and operate all of their properties and assets and to carry on their business as it is now being conducted and (ii) duly licensed, qualified or otherwise authorized to do business, and are in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have such power or authority, or to be licensed, qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each Subsidiary of Parent is a corporation or other entity validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The copies of Parent Charter, and the Second Amended and Restated Bylaws of Parent (the “Parent Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock, and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the close of business on December 3, 2018, (i) 40,955,583 shares of Parent Common Stock were issued and outstanding (not including shares of Parent Common Stock held in treasury), (ii)

2,254,953 shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 435,015 shares of Parent Common Stock were issuable upon the exercise of outstanding options to purchase Parent Common Stock, (v) 54,524 shares of Parent Common Stock were subject to outstanding market stock units, and (vi) 283,912 shares of Parent Common Stock were subject to outstanding restricted stock units of Parent.

(b) Except as set forth above in Section 4.2(a) or in Section 4.2(b) of the Parent Disclosure Letter, and for changes after the close of business on December 3, 2018 resulting from the exercise of options to purchase Parent Common Stock and vesting of market stock units of Parent or restricted stock units of Parent outstanding on such date, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries is bound, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent.

(c) Except as set forth in Section 4.2(b) of the Parent Disclosure Letter and except for acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of Parent in connection with (i) the payment of the exercise price of options to purchase Parent Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise of options to purchase Parent Common Stock and vesting of market stock units of Parent or restricted stock units of Parent, and (iii) forfeitures of options to purchase Parent Common Stock or market stock units of Parent or restricted stock units of Parent, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of Parent or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the terms hereof, will be, duly authorized and validly issued, fully paid and not subject to preemptive rights. As of the close of business on December 3, 2018, (x) an aggregate of 1,142,836 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans and (y) an aggregate of 5,587,256 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Warrant Confirmations.

(d) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated hereby.

(e) Parent, or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of Parent’s Subsidiaries, free and clear of all Liens (other than Permitted Liens), and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than Parent or a direct or indirect wholly-owned Subsidiary of Parent. Except as set forth above or in Section 4.2(e) of the Parent Disclosure Letter, as of the close of business on December 3, 2018, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which any Subsidiary of Parent is a party, or by which any Subsidiary of Parent is bound, obligating such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Subsidiary, other than to Parent or any other Subsidiary of Parent. No Subsidiary of Parent owns any shares of Parent Common Stock.

Section 4.3 Corporate Authorization.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate actions on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

(b) The Board of Directors of Merger Sub, at a meeting duly called and held or pursuant to action by unanimous written consent, has adopted resolutions that approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of Merger Sub and its stockholders and the Board of Directors of each of Parent and Merger Sub have adopted resolutions that approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby. Parent, in its capacity as the sole stockholder of Merger Sub, has executed and delivered to Merger Sub a written consent (which shall be effective immediately following the execution of this Agreement by the parties hereto) approving and adopting this Agreement and the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby. In each case, such resolutions and consents have not been subsequently rescinded, modified or withdrawn.

(c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 No Conflicts. Assuming that the Consents and Filings referred to in Section 4.5 are made or obtained, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of, as to Parent, the Parent Charter or Parent Bylaws or, as to Merger Sub, the Merger Sub Charter or Merger Sub Bylaws or any of the similar organizational documents of any of their respective Subsidiaries, or (b) (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or any of its Subsidiaries, under any Contract to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or (ii) conflict with or violate any Laws, Orders or Permits applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Governmental Approvals. No Consent or Filing with any Governmental Entity is required to be made by Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) compliance with the applicable requirements of the HSR Act and any other Antitrust Laws, (iii) compliance with the Securities Act and the Exchange Act (and applicable rules and regulations promulgated thereunder) (including the filing with the SEC the Proxy Statement/Prospectus and the filing of the Form S-4 and the declaration of effectiveness of the Form S-4), the applicable rules and regulations of Nasdaq and any other federal or state securities laws, or (iv) such other Consents or Filings the failure of which to obtain or make prior to the Closing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Compliance with Laws.

(a) Other than those violations or allegations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent, Merger Sub or any of their respective Subsidiaries are in violation of, or following December 31, 2015 have violated, any Laws or Orders applicable to Parent, Merger Sub or any of their respective Subsidiaries, or any assets owned or used by any of them.

(b) Parent and each of its Subsidiaries have and are in compliance with all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, in each case, except where the failure to have, maintain or be in compliance with such Permit has not had and would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect.

Section 4.7 Litigation. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of Parent or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Entity, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding or threatened against Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would prevent, enjoin, alter or materially delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 4.8 Parent SEC Documents and Sarbanes-Oxley Act.

(a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by Parent after December 31, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein, as such statements and reports may have been amended after the date of their filing, the “Parent SEC Documents”), except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. No Subsidiary of Parent is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed prior to the date hereof complied, and each Parent SEC Document filed subsequent to the date hereof will when so filed comply in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed prior to the date hereof did not, and each Parent SEC Document filed subsequent to the date hereof will not when so filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, each of Parent and, to the Knowledge of Parent, each of its executive officers and directors is and after December 31, 2015, subject to any applicable grace periods, has been in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information relating to Parent, including its consolidated Subsidiaries, required to be included in Parent’s periodic and current reports required under the Exchange Act, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Parent has established and maintains internal controls. Parent’s internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s and its Subsidiaries’ financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement a true and complete summary of any such disclosure of the type described in the preceding sentence made by management to Parent’s auditors and audit committee of the Board of Directors of Parent following December 31, 2015.

(g) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the statements contained in any such certifications were true and complete on the date such certifications were made.

Section 4.9 Operations of Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, has engaged in no business activities other than those related to the transactions contemplated hereby and has conducted its operations only as contemplated by this Agreement.

Section 4.10 Financial Statements.

(a) The consolidated financial statements (including all related notes and schedules thereto) of Parent included in or incorporated by reference into the Parent SEC Documents (the “Parent SEC Financial Statements”) complied, as of its respective date of filing with the SEC, in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent SEC Financial Statements fairly present, in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b) Following December 31, 2015 through the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Entity indicating that any of its material accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity.

Section 4.11 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed or provided for on the Parent

Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the Ordinary Course after December 31, 2017, (c) liabilities or obligations arising in connection with the transactions contemplated hereby, (d) liabilities or obligations arising under executory Contracts entered into in the Ordinary Course (other than liability or obligations arising as a result of Parent’s breach of such Contracts) and (e) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

Section 4.12 Absence of Certain Changes or Events. After December 31, 2017 through the date of this Agreement, except for liabilities or obligations incurred in connection with, or expressly contemplated by, this Agreement, the Merger and the other transactions contemplated hereby, (a) Parent and its Subsidiaries have conducted their respective businesses in the Ordinary Course, (b) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (c) neither Parent nor any of its Subsidiaries has taken any action that would, if occurring after the date of this Agreement, constitute a material breach of Section 5.4(d), Section 5.4(e) or Section 5.4(f).

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each Contract to which Parent or any of its Subsidiaries is a party or which binds their respective properties or assets, and which falls within any of the following categories:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act); or

(ii) a transaction, agreement or Contract that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Each Contract of the type described in Section 4.13(a), whether or not set forth in Section 4.13(a) of the Parent Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Parent Material Contract”. A true, complete and correct copy of each Parent Material Contract in effect as of the date hereof has been made available to the Company prior to the date hereof. Each Parent Material Contract, and each other material Contract with a Top Parent Counterparty, is valid, binding and in full force and effect with respect to Parent and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of Parent, each other party thereto, subject to the Bankruptcy and Equity Exception. To the Knowledge of Parent, no Person is seeking to terminate or challenging the validity or enforceability of any Parent Material Contract, or each other material Contract with a Top Parent Counterparty, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Parent nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Parent Material Contract or each other material Contract with a Top Parent Counterparty, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) all of the insurance policies relating to the business, employees, officers, directors, assets or operations of Parent or any of its Subsidiaries are in full force and effect and all premiums thereon have been timely paid, (b) there is no claim pending under Parent’s or any of its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) Parent and its Subsidiaries are in compliance with the terms of such policies and (d) Parent has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies. Parent and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Parent reasonably believes, based on past experience, is adequate for the businesses and operations of Parent and its Subsidiaries (taking into account the cost and availability of such insurance).

Section 4.15 Top Parent Counterparties. Following December 31, 2017 and prior to the date of this Agreement, none of the Top Parent Counterparties has cancelled or otherwise terminated or, to the Knowledge of Parent, threatened, or notified Parent in writing that it intends, to cancel or terminate or otherwise materially and adversely modify, its relationship with Parent or any of its Subsidiaries (excluding ordinary course renewals or renegotiations of contractual terms).

Section 4.16 No Vote of Parent Stockholders. Assuming the performance by the Company of its obligations pursuant to Section 2.1(b) and the accuracy of the representations set forth in Section 3.24 (No Ownership of Parent Common Stock), no vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent Charter or Parent Bylaws or the applicable rules of Nasdaq in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger.

Section 4.17 Brokers and Finders’ Fees. Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid exclusively by Parent or Merger Sub, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.18 Financing.

(a) Parent has delivered to the Company complete and correct copies of the fully executed Commitment Letter from the Financing Sources named therein, pursuant to which such Financing Sources have committed, upon the terms and subject only to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement.

(b) The Commitment Letter is in full force and effect and sets forth the legal, valid and binding obligations of Parent, Merger Sub and, to the Knowledge of Parent, the other parties thereto and is enforceable in accordance with its terms against each of the parties thereto, subject, in each case, to the Bankruptcy and Equity Exception. All commitment fees and other fees required to be paid thereunder have been paid in full or will be duly paid in full as and when due, and Parent and Merger Sub have otherwise satisfied all of the other terms and conditions required to be satisfied by them pursuant to the terms of the Commitment Letter on or prior to the date hereof. The Commitment Letter has not been amended, modified, rescinded, withdrawn or terminated in any respect on or prior to the date hereof, and no such amendment, modification or termination is contemplated or the subject of current discussions as of the date hereof other than as would not require a Consent or waiver of this Agreement. As of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute or reasonably be expected to constitute a breach or default by Parent or Merger Sub or any of its Affiliates or, to the Knowledge of Parent, any other Person, thereunder or otherwise result in any portion of the Financing contemplated thereby to be unavailable. The consummation of the Financing and the obligation of the Financing Sources party to the Commitment Letter to make the full amount of the Financing available to Parent at the Closing are subject to no conditions precedent other than those expressly set forth in the copy of the Commitment Letter delivered to the Company. Except for the Commitment Letter, as of the date hereof, there are no side letters or other agreements, Contracts, understandings or arrangements related to the funding of the Financing (except for customary fee or fee credit letters relating to the Financing, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, “market flex”, pricing terms, pricing caps and other commercially sensitive terms redacted). As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied or the Financing will not be consummated and available in full on or before the date of the Closing. The aggregate proceeds of the Financing will be sufficient to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Merger Consideration, repayment or refinancing of any indebtedness required as a result of the consummation of the Merger, and all fees and expenses in connection with the Merger and the other transactions contemplated hereby.

(c) A breach of this Section 4.18 shall not result in a failure of a condition pursuant to Section 7.3(a) if Parent is capable of financing the transactions contemplated by this Agreement on the Closing Date, notwithstanding the provisions of this Section 4.18.

Section 4.19 No Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) nor any of Parent’s “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL), currently, or at any time in the three years prior to the date of this Agreement, (a) beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, (b) has or had any rights to acquire any shares of Company Common Stock except pursuant to this Agreement, and (c) is or was an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries (including Merger Sub) is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.20 Solvency. Assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in Article III (for such purposes, without giving effect to any “Knowledge,” “materiality” or “Material Adverse Effect” qualifications or exceptions therein), (iii) the estimates, projections or forecasts provided by or on behalf of the Company or its Subsidiaries to Parent or Merger Sub, or any of their respective Representatives, prior to the date hereof have been prepared in good faith on assumptions that were, and continue to be, reasonable, at and immediately after Closing, and (iv) immediately prior to the Effective Time the Company is Solvent, after giving effect to the transactions contemplated by this Agreement, including the Financing, any Alternative Financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letter and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that such Person (a) has assets with an aggregate fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) has assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

Section 4.21 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article III, Parent and Merger Sub agree and acknowledge that none of the Company or any Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees it is not relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or with respect to any other information provided or made available to Parent or Merger Sub or their Representatives in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

Section 5.1 Affirmative Obligations of the Company. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its reasonable best efforts to (i) conduct the businesses of the Company and its Subsidiaries in the Ordinary Course; (ii) maintain and preserve intact the present business of the Company and its Subsidiaries; (iii) maintain in effect all of its Permits; and (iv) keep available the services of its directors, officers and senior management; provided that no action by the Company or any of its Subsidiaries with respect to any of the matters specifically addressed by Section 5.2(a) through Section 5.2(r) shall be deemed a breach of this Section 5.1 unless such action would constitute a breach of Section 5.2(a) through Section 5.2(r), as applicable.

Section 5.2 Negative Obligations of the Company. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend, modify, waive, rescind or otherwise propose any change in its certificate of incorporation, bylaws or similar organizational documents, or the terms of any security of the Company or any Subsidiary, other than in immaterial respects in relation to any Subsidiary of the Company;

(b) (i) merge or consolidate itself or any of its Subsidiaries with any other Person, or (ii) adopt any plan to restructure, reorganize or completely or partially liquidate;

(c) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, securities or assets (i) constituting a business or (ii) otherwise outside of the Ordinary Course with a value or purchase price in excess of $250,000, other than, with respect to clause (ii), acquisitions pursuant to Contracts in effect as of the date of this Agreement that have been disclosed to Parent prior to the date of this Agreement or entered into after the date of this Agreement in compliance with this Agreement;

(d) issue, sell, grant, pledge, dispose of, transfer or otherwise encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer or encumbrance of, any shares of its capital stock, or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), except for the issuance of (i) shares of Company Common Stock upon the settlement of Company Equity Awards, in each case that are outstanding on the date of this Agreement or issued after the date of this Agreement in compliance with this Agreement or (ii) any securities of a direct or indirect wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(e) make any material loans, advances or capital contributions to or investments in any Person, other than (i) loans or advances in the Ordinary Course or (ii) capital contributions to or investments in any of the Company’s direct or indirect wholly-owned Subsidiaries;

(f) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock, except for dividends or distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company that are made in compliance with the Credit Agreement and the other contractual obligations of the Company and its Subsidiaries;

(g) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a direct or indirect wholly-owned Subsidiary of the Company which remains a direct or indirect wholly-owned Subsidiary of the Company after consummation of such transaction);

(h) purchase, repurchase, redeem, exchange or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests (other than (i) pursuant to the cashless exercise of Company Stock Options or the forfeiture of, or withholding of Taxes with respect to, Company Equity Awards in connection with any Taxable event related to such Company Equity Awards, in each case in accordance with the terms of the Company Stock Plan and award agreement as in effect on the date of this Agreement (or as modified or entered into after the date of this Agreement in accordance with the terms of this Agreement) or (ii) purchases, repurchases, redemptions, exchanges or other acquisitions of securities of any direct or indirect wholly-owned Subsidiary of the Company by the Company or any other wholly-owned Subsidiary of the Company);

(i) create, incur, guarantee or assume any material indebtedness for borrowed money, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly-owned Subsidiaries, (B) borrowings under the Credit Agreement that are incurred in the Ordinary Course, or (C) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness and in amounts not materially in excess of such existing indebtedness, provided that such amounts are prepayable at any time without penalty or premium;

(j) make or authorize any capital expenditures or series of capital expenditures except for capital expenditures in excess of $3,500,000 in any fiscal quarter;

(k) (i) enter into any Contract that would have been a Company Material Contract pursuant to clause (i) (Item 601(b)(10)), (iv) (Joint Venture Agreements), (vii) (Restrictive Covenants), (viii) (“Most Favored Nation” Status), (ix) (Sales to Health Plans), (xi) (Standstill Agreements), (xii) (Put and Call Rights), (xiii) (Related Party Agreements) or (xiv) (Governmental Contracts) of the definition thereof had it been entered into prior to this Agreement or, with respect to any other category of Company Material Contracts, outside of the Ordinary Course, or (ii) except in the Ordinary Course (A) amend or terminate any Company Material Contract or (B) cancel, modify or waive any material debts, rights or claims thereunder;

(l) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, or grant or permit any Lien (other than Permitted Liens) on, any of its material properties, licenses, operations, assets, product lines or businesses, including any equity interests of any of the Company’s Subsidiaries, except (other than with respect to equity interests of any Subsidiary of the Company) (i) pursuant to Contracts in effect prior to the execution of this Agreement or entered into after the date of this Agreement in compliance with this Agreement, (ii) sales, leases or licenses of inventory, equipment and other assets in the Ordinary Course, (iii) inventory, equipment and other assets in the Ordinary Course, (iv) sales, leases, licenses or other dispositions to the Company or any of its Subsidiaries, or (v) the abandonment, lapse, expiration or other disposition of Intellectual Property in the Ordinary Course or for the purpose of disposing of obsolete or worthless assets (as determined in the Company’s reasonable business judgment);

(m) except as required by Contracts in effect prior to the date of this Agreement, Company Benefit Plans as in effect on the date of this Agreement or applicable Law, (i) increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ officers, directors, individual independent contractors or employees (except for increases in base salary or wages made in the Ordinary Course consistent with past practices during the Company’s annual review process for employees who are not officers); (ii) enter into any employment, change of control, severance or retention agreement with any employee, director or officer of the Company, other than (x) agreements providing for severance or termination pay in the Ordinary Course for terminated employees other than executive officers or any employee with a target annual compensation opportunity in excess of $150,000, in each case, in return for a general release of claims against the Company, and (y) other than offer letters (and related compensation arrangements set forth in such offer letters) entered into in the Ordinary Course with any newly hired employees or individual independent contractors of the Company or any of its Subsidiaries who are not executive officers or that do not provide such individual with a target annual compensation opportunity in excess of $150,000; (iii) establish, adopt, enter into or amend any Company Benefit Plan; (iv) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by applicable Law; (v) forgive any loans to directors or executive officers of the Company or any of its Subsidiaries; or (vi) hire or terminate without cause any executive officer or any employee with a target annual compensation opportunity in excess of $150,000;

(n) other than in respect of claims, liabilities or obligations in connection with any stockholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement, which are subject to Section 6.10, (i) waive, release, settle or compromise any claim for an amount materially in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document, except (A) for any settlements or compromises involving total aggregate payments not in excess of $150,000 individually or $500,000 in the aggregate (net of amounts covered by insurance or indemnification agreements with third parties), so long as such settlements or compromises do not materially restrict the operations of the business of the Company and its Subsidiaries, taken as a whole, or (B) waivers of rights with respect to suppliers or customers in the Ordinary Course, or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any claim or audit that would materially restrict the operations of the business of the Company or its Subsidiaries after the Effective Time, except as would not be material to the Company and its Subsidiaries, taken as a whole;

(o) alter or amend any existing material accounting methods, principles or practices, except as may be required by changes in GAAP or applicable Law (including Regulation S-X of the Exchange Act) and agreed to by the Company’s independent public accountants;

(p) (i) make, change or rescind any Tax election that, individually or in the aggregate, would materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (ii) adopt or change any Tax accounting method in respect of a material amount of Taxes, (iii) adopt or change any Tax accounting period that, individually or in the aggregate, would materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (iv) amend any material Tax Return, (v) settle, compromise, concede or abandon any Tax liability, claim or assessment or enter into any closing agreement with respect to a material amount of Taxes, (vi) surrender any right to claim a refund of material Taxes, (vii) waive or extend any statute of limitations with respect to a material amount of Taxes, or (viii) seek or obtain any ruling from a Taxing Authority with respect to Taxes;

(q) effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN; or

(r) enter into any Contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.

Section 5.3 Affirmative Obligations of Parent. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.3 or Section 5.4 of the Parent Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall use its reasonable best efforts to (i) conduct the businesses of Parent and its Subsidiaries in the Ordinary Course, (ii) maintain and preserve intact the present business of Parent and its Subsidiaries, (iii) maintain in effect all of its Permits; and (iv) keep available the services of its directors, officers and senior management; provided that no action by Parent or any of its Subsidiaries with respect to any of the matters specifically addressed by Section 5.4(a) through Section 5.4(h) shall be deemed a breach of this Section 5.3 unless such action would constitute a breach of Section 5.4(a) through Section 5.4(h), as applicable.

Section 5.4 Negative Obligations of Parent. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.3 or Section 5.4 of the Parent Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) amend, modify, waive, rescind or otherwise propose any change in its certificate of incorporation, bylaws or similar organizational documents, or the terms of any security of Parent or any Subsidiary, other than in immaterial respects in relation to any Subsidiary of Parent;

(b) (i) merge or consolidate itself with any other Person, or (ii) adopt any plan to restructure, reorganize or completely or partially liquidate (except for any such transactions among Parent’s wholly-owned Subsidiaries);

(c) split, combine, subdivide or reclassify its outstanding shares of its capital stock (except for any such transaction by a direct or indirect wholly-owned Subsidiary of Parent which remains a direct or indirect wholly-owned Subsidiary of Parent after consummation of such transaction);

(d) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock, or purchase, repurchase, redeem, exchange or otherwise acquire at a premium any shares of its capital stock or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(e) alter or amend any existing material accounting methods, principles or practice, except as may be required by changes in GAAP or applicable Law (including Regulation S-X of the Exchange Act) and agreed to by the Company’s independent public accountants;

(f) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or division thereof, or otherwise acquire any assets, unless such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not reasonably be expected to (i) impose any material delay in the obtaining of, or increase in any material respect the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the

Merger or the expiration or termination of any applicable waiting or approval period, (ii) increase the risk in any material respect of any Governmental Entity entering an order prohibiting the consummation of the Merger, or (iii) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise;

(g) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of its capital stock, or other securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of (i) any shares of Parent Common Stock upon the settlement of any grants made under any Parent Stock Plan, or any similar Parent plan; (ii) any securities of a Subsidiary of Parent to Parent or any other Subsidiary of Parent; or (iii) any grants under the Parent Stock Plans, or any similar Parent plan; or

(h) enter into any Contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.

Section 5.5 Interim Communications by the Company. The Company shall use its reasonable best efforts to provide to Parent, to the extent reasonably practicable, a reasonable opportunity to review in advance and comment upon any material written communications to be disseminated generally to the employees or individual independent contractors of the Company or its Subsidiaries pertaining to compensation, benefit or other similar matters related to the transactions contemplated by this Agreement, and shall consider in good faith all comments reasonably provided by Parent in response thereto before such dissemination. Notwithstanding the foregoing, without prior consultation, the Company may disseminate information consistent with the information contained in press releases or other documents or communications previously issued and agreed upon by the parties.

Section 5.6 Consent.

(a) The Company shall be permitted to request Parent’s consent or approval for the Company or any of its Subsidiaries to take any matter or action prohibited by Section 5.1 or Section 5.2, by delivering written notice (including by electronic mail) thereof to any of the individuals specified on Section 5.6(a) of the Parent Disclosure Letter. Parent shall respond to such request in writing (including by return email) as promptly as practicable following receipt thereof.

(b) Parent shall be permitted to request the Company’s consent or approval for Parent or any of its Subsidiaries to take any matter or action prohibited by Section 5.3 or Section 5.4 by delivering written notice (including by electronic mail) thereof to any of the individuals specified on Section 5.6(b) of the Company Disclosure Letter. The Company shall respond to such request in writing (including by return email) as promptly as practicable following receipt thereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Form-S-4 and Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company and Parent shall jointly prepare and cause to be filed with the SEC the proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting and the prospectus relating to the shares of Parent Common Stock to be issued in the Merger (the “Proxy Statement/Prospectus”), and Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger. Parent (with the Company’s reasonable cooperation) shall use its reasonable best efforts to cause the initial Form S-4 to be filed with the SEC as promptly as reasonably practicable following the date hereof. It is the intention of the parties that the initial Form S-4 will be filed with the SEC within 20 Business Days following the date hereof. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC and shall use its reasonable best efforts to keep the Form S-4 effective thereafter for so long as is necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company as soon as practicable after the Form S-4 is declared effective by the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall instruct their respective Representatives to, reasonably cooperate with the other party hereto and its respective Representatives in the preparation of the Form S-4 and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation and filing of the Proxy Statement/Prospectus and the Form S-4 (other than Restricted Information; provided that the parties shall use their reasonable best efforts to allow such information to be provided in a manner that would not violate any such Law, Contract or obligation or jeopardize the protection of the attorney-client or other privilege, or expose any such party to risk of liability for disclosure of sensitive or personal information).

(b) Unless the Board of Directors of the Company shall have effected a Change of Board Recommendation in accordance with the terms of Section 6.3, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

(c) No amendment or supplement (including by incorporation by reference) to the Form S-4 or the Proxy Statement/Prospectus shall be made without the prior review and approval of Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent any disclosure contained therein relates to a Change of Board Recommendation.

(d) Each of Parent and the Company shall cause the Form S-4 and the Proxy Statement/Prospectus, as applicable, to comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in (i) the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is mailed to the Company’s stockholders or on the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, neither party makes any such covenant with respect to information supplied by the other party.

(e) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Form S-4, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of the Company. The Company and Parent shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Form S-4, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC or its staff with respect to any of the foregoing filings. Notwithstanding the foregoing, prior to filing the Proxy Statement/Prospectus and Form S-4 or responding to any comments of the SEC or its staff with respect thereto, each of the Company and Parent shall provide the other and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Form S-4 or the Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(f) Each of the Company and Parent shall make any other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and shall use reasonable best efforts to ensure that such filings after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will not contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or “blue sky” Laws in connection with the issuance of shares of Parent Common Stock in the Merger.

Section 6.2 Company Stockholders Meeting; Company Board Recommendation. Subject to applicable Law, the rules and regulations of Nasdaq, the Company Charter and the Company Bylaws, the Company shall establish a record date (with prior consultation with Parent) for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders Meeting”) as soon as reasonably practicable following the date the Form S-4 is declared effective by the

SEC and the SEC Staff advises that it has no further comments on the Proxy Statement/Prospectus or that the Company may commence mailing the Proxy Statement/Prospectus (and in no event later than 45 days after the commencement of the mailing of the Proxy Statement/Prospectus to the stockholders of the Company) for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL. Notwithstanding the foregoing, (a) if (1) there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders Meeting, or (2) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, the Company may extend the date of the Company Stockholders Meeting to the extent (and only to the extent) the Company determines in good faith that such delay is reasonably necessary in order to conduct business at the Company Stockholders Meeting or obtain proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, as applicable; provided that in no event shall the Company postpone or adjourn the Company Stockholders Meeting pursuant to clause (a) of this Section 6.2 for more than 10 Business Days later than the most recently adjourned meeting or to a date more than 30 Business Days after the original date of the Company Stockholders Meeting, (b) the Company may delay the Company Stockholders Meeting to the extent (and only to the extent) the Company determines in good faith that such delay is required by applicable Law (including the applicable rules and regulations of Nasdaq), including to comply with comments made by the SEC with respect to the Proxy Statement/Prospectus or the Form S-4, (c) the Company may delay the Company Stockholders Meeting to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under applicable Law (including the applicable rules and regulations of Nasdaq) is timely provided to the stockholders of the Company within a reasonable amount of time, in the good faith judgment of the Company (after consultation with its outside legal counsel), in advance of the Company Stockholders Meeting, and/or (d) the Company may delay the Company Stockholders Meeting to the extent (and only to the extent) that Parent provides its prior written consent (not to be unreasonably withheld, conditioned or delayed). Unless the Company has effected a Change of Board Recommendation as provided in Section 6.3, the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with the DGCL and shall use its reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholders Meeting. The Company shall keep Parent reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of the Proxy Statement/Prospectus, including by allowing Parent and its Representatives to participate in meetings and discussions with the Company and its proxy solicitor and by directing such proxy solicitor to provide regular reports to Parent. Notwithstanding any Change of Board Recommendation pursuant to Section 6.3, unless this Agreement is otherwise terminated in accordance with its terms, this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation. Once the Company has established a record date for the Company Stockholders Meeting, the Company will not change such record date or establish a different record date without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. Without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, the adoption of this Agreement will be the only matter (other than related procedural matters) that the Company will propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting.

Section 6.3 No Solicitation.

(a) Except as otherwise permitted by the other clauses of this Section 6.3, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company or any of its Subsidiaries shall, and the Company shall instruct its Representatives not to, directly or indirectly, (i) whether publicly or otherwise, initiate or solicit the submission of any offer, inquiry, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any third party any non-public information relating to the Company or any of its Subsidiaries, or afford to any third party access to the business, books, records or other non-public information, or to any personnel, of the Company or any of the Subsidiaries of the Company, in any such case with the intent to encourage or induce the making, submission or announcement of any offer, inquiry, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) enter into, conduct, participate, maintain or engage in any discussions or negotiations with any third party with respect to any offer, inquiry, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than solely to (x) inform any third party of the existence of the provisions contained in this Section 6.3 or (y) seek clarification regarding the terms or conditions of any offer, inquiry, proposal or indication of interest), (iv) approve, adopt, declare advisable or recommend an Acquisition Proposal, (v) withdraw (or qualify, amend or modify in any manner adverse to Parent or Merger Sub) the Company Board Recommendation, (vi) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (vii) if a tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) by the close of business on the 10th business day after the commencement thereof pursuant to Rule 14d-2 under the Exchange Act (it being understood and agreed that the Company’s Board of Directors may take no position with respect to such tender offer or exchange offer during the period referred to in this clause), (viii) other than with respect to any tender offer or exchange offer, fail to publicly reaffirm the Company Board Recommendation within 10 Business Days following Parent’s reasonable written request for the same, (ix) enter into any letter of intent, memorandum of understanding, agreement in principle or other similar document, or any Contract providing for any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate, the Merger, or (x) resolve, publicly propose or agree to do any of the foregoing (any action set forth in the foregoing clauses (iv), (v), (vi), (vii), (viii) or (x) (to the extent related to the foregoing clauses (iv), (v), (vi), (vii), or (viii)), a “Change of Board Recommendation”). The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Parent) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will instruct its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to any Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Acquisition Proposal. The Company shall, as soon as practicable following the date hereof, request of each Person that has, during the 12 months prior to the date hereof, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, to promptly return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary contained in Section 6.3(a), but subject to Section 6.3(c), if at any time following the date hereof and prior to the time that the Company Stockholder Approval is obtained (i) the Company receives a bona fide written offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in violation of Section 6.3(a) and (ii) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such offer, inquiry, proposal or indication of interest constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may in response to such offer, inquiry, proposal or indication of interest (A) furnish information with respect to the Company and the Subsidiaries of the Company, and afford access to the business, books, records or other non-public information, or to any personnel, of the Company or any of the Subsidiaries of the Company, to the third party making such offer, inquiry, proposal or indication of interest, its Representatives and potential sources of financing and (B) enter into, conduct, participate, maintain or engage in discussions or negotiations with the third party making such offer, inquiry, proposal or indication of interest, its Representatives and potential sources of financing regarding such offer, inquiry, proposal or indication of interest, in each case, only if (1) the Company gives Parent a written notice that states that the Company has received such offer, inquiry, proposal or indication of interest and includes all the information required by Section 6.3(c) in accordance with Section 6.3(c) and thereafter continues to comply with Section 6.3(c) and Section 6.3(d), (2) prior to furnishing any non-public information to such Person, the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and prior to or substantially contemporaneously with or within 24 hours following the provision of any non-public information concerning the Company or the Subsidiaries of the Company to any such Person, the Company provides such information to Parent (if such information has not previously been furnished to Parent or its Representatives) and (3) the Board of Directors of the Company shall have determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(c) Promptly (and in any event within 24 hours) following the receipt by the Company, any of its Subsidiaries or any of their Representatives of (i) an Acquisition Proposal or (ii) any request for information or to engage in negotiations or discussions that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent notice of (A) the receipt of such Acquisition Proposal, request or inquiry, (B) the identity of the third party making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry and (C) a copy of all material written proposed agreements provided by such third party in connection with such Acquisition Proposal, request or inquiry. The Company shall keep Parent reasonably informed, on a prompt basis, of the status of, and the material terms and conditions of, such Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material materials sent to or provided to the Company or any of its Subsidiaries by or on behalf of such third party making such Acquisition Proposal that describe any material terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters), in each case to the extent not previously provided.

(d) Notwithstanding anything to the contrary contained in Section 6.3(a), at any time prior to the time that the Company Stockholder Approval is obtained, the Board of Directors of the Company may, subject to compliance with the rest of this Section 6.3(d), in response to either an Intervening Event or a Superior Proposal, effect a Change of Board Recommendation or, solely in response to a bona fide written Acquisition Proposal, terminate this Agreement pursuant to Section 8.1(d)(iii) in order to enter into a definitive agreement with respect to a Superior Proposal. The Company shall not be entitled to effect a Change of Board Recommendation or terminate this Agreement pursuant to Section 8.1(d)(iii) in order to enter into a definitive agreement with respect to a Superior Proposal or Intervening Event pursuant to this Section 6.3(d) unless (A) the Company shall have provided to Parent at least four Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall state expressly (1) that the Company has received a Superior Proposal or an Intervening Event has occurred, (2) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal and the identity of the Third Party making such Superior Proposal, or, in the case of an Intervening Event, the material facts and circumstances (based on information then reasonably available) related to such Intervening Event, and (3) that it intends to effect a Change of Board Recommendation or terminate this Agreement pursuant to Section 8.1(d)(iii) in order to enter into a definitive agreement with respect to a Superior Proposal and (B) the Board of Directors of the Company shall have determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. During the Notice Period, if requested by Parent, the Company shall engage in good faith negotiations with Parent and its Representative regarding any amendment to this Agreement proposed in writing by Parent, and the Board of Directors of the Company shall consider in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) that, if accepted by the Company, would be binding upon Parent (the “Proposed Changed Terms”), by no later than 11:59 p.m. (Central Time), on the last day of the Notice Period. Notwithstanding anything in this Section 6.3(d) to the contrary, the Board of Directors of the Company may not effect a Change of Board Recommendation or terminate this Agreement pursuant to Section 8.1(d)(iii) in order to enter into a definitive agreement with respect to a Superior Proposal until the expiration of the Notice Period and unless and until the Board of Directors of the Company concludes in good faith, after considering the Proposed Changed Terms (if any are proposed by Parent) and consultation with outside legal counsel, that the failure to take such action would still be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions or modifications to the material terms of such Superior Proposal, the Company shall be required to promptly (but in any event within 24 hours) deliver a new written notice to Parent and again comply with the requirements of this Section 6.3(d) with respect to such new written notice, except that the Notice Period shall be two Business Days with respect to any such revised Superior Proposal, but no such new written notice shall shorten the original Notice Period.

(e) Nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any disclosure that constitutes a “stop, look and listen” (or similar) statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, which actions shall not constitute or be deemed to constitute a Change of Board Recommendation; provided that, (A) in the case of the foregoing clause (i), if such disclosure does not reaffirm the Company Board Recommendation, this Section 6.3(e) shall not prevent disclosure from being treated as a Change of Board Recommendation in accordance with the terms of Section 6.3(a) and (B) the issuance by the Company or the Board of Directors of the Company of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation and Parent not shall have the right to terminate this Agreement as set forth in Section 8.3(a).

Section 6.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford the Representatives of Parent reasonable access during normal business hours and upon reasonable advance notice to its and its Subsidiaries’ properties, books and records (including Tax records and information necessary to confirm disclosures in the Proxy Statement/Prospectus and Form S-4) and personnel, and shall use its reasonable best efforts to furnish, or cause to be furnished, promptly to Parent consistent with its legal obligations and obligations pursuant to Contracts all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that (a) such access or provision of information shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries, (b) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client or any other privilege, or expose such party to risk of liability for disclosure of sensitive or personal information (any such information, the “Restricted Information”); provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that would not violate any such Law, Contract or obligation or jeopardize the protection of the attorney-client or other privilege, or expose any such party to risk of liability for disclosure of sensitive or personal information, and (c) the Company will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively or commercially sensitive information; provided, further, that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it or Parent and to the extent required by applicable Law or Contract to which the Company or its respective Subsidiaries is a party. In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not (i) unreasonably interfere with the business conducted at such property or (ii) damage any property or any portion thereof. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms. Nothing in this Section 6.4 shall require the Company to permit the inspection of, or to disclose, any Acquisition Proposals or any information regarding or related to the deliberations of the Board of Directors of the Company with respect to the transactions contemplated by this Agreement, the entry into the Agreement, any of the matters referred to in Section 6.3 or any materials provided to the Board of Directors of the Company in connection therewith, in each case, except to the extent such information is required to be disclosed in the Form S-4 or Proxy Statement/Prospectus.

Section 6.5 Consents, Approvals and Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including to use reasonable best efforts to, as promptly as practicable, (i) prepare and file all Filings required to be made under the HSR Act or any other Antitrust Laws, (ii) obtain all Consents, Orders, actions or nonactions, required under the HSR Act or any other applicable Law, and (iii) obtain all necessary Consents and make all Filings from non-Governmental Entity third parties; provided that, in each case, in no event shall the Company or its Subsidiaries be obligated to pay or to commit to pay to any Person whose Consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver. The parties understand and agree that Parent’s and Merger Sub’s obligation to use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable pursuant to this Section 6.5(a) includes the obligation for Parent and Merger Sub to expeditiously comply with any requests or inquiries for additional information or documentation (including any second request) by any Governmental Entity and to enter into or agree to divestitures, hold separate arrangements, the termination, assignment, novation or modification of Contracts or other business relationships, the acceptance of restrictions on business operations, the entry into other commitments and limitations, and litigation, including with Governmental Entities, to obtain the approvals, Consents, Orders, registrations, Permits, authorizations and other confirmations described in clause (i) and (ii) of this Section 6.5(a) required to be obtained from any Governmental Entity required to consummate the transactions contemplated hereby so long as such actions would not have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or on the Company and its Subsidiaries, taken as a whole. In furtherance and not in limitation thereof, not later than 10 Business Days following the date of this Agreement, the Company and Parent shall each make an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the transactions contemplated hereby. Parent and the Company shall promptly notify the other party of any notice or other communication from any Governmental Entity received by such party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition of the Merger.

(b) The Company and Parent shall use reasonable best efforts to (i) cooperate and coordinate with the other party in the taking of the actions contemplated by Section 6.5(a), (ii) provide such assistance as the other party may reasonably request in connection with the foregoing, including supplying the other party with any information that the other party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity under any Antitrust Laws, and any inquiries or requests for additional information, from any Governmental Entity under any Antitrust Laws. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity under any Antitrust Laws with respect to the Merger or the other transactions contemplated hereby, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the parties shall agree to participate in any substantive meeting or conference (telephone, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, Proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry under any Antitrust Laws unless it consults with the other party in advance and, where permitted by such Governmental Entity, allows the other party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other party on and consider in good faith the views of the other party in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 6.5 shall be subject to the Confidentiality Agreement and Section 6.5(d) hereof. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 6.5(b) to the extent that such compliance would be prohibited by applicable Law. The parties shall not voluntarily extend any waiting period associated with any Consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other parties (not to be unreasonably withheld, conditioned or delayed).

(c) Parent shall not, and shall cause its Affiliates not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), whether by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, or take any other action, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, action or nonaction, waiver, clearance or exemption of any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking entry of an Order preventing, restraining, impeding, delaying, enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

(d) Notwithstanding anything to the contrary in this Section 6.5, (i) if any information or documentation provided by the delivering party to the other party pursuant to this Section 6.5 contains competitively or commercially sensitive material, if requested by the delivering party, such information or documentation will only be provided to outside antitrust counsel of the receiving party (and/or to such other individuals of the receiving party or the Representatives thereof to whom the delivering party expressly provides permission (the “Permitted Individuals”)) and shall not be disclosed by such outside antitrust counsel or other Permitted Individuals to any individuals other than Permitted Individuals (including employees, officers or directors of the receiving party) unless express permission is obtained in advance from the delivering party and (ii) any information or documentation provided pursuant to this Section 6.5 may be redacted to the extent necessary (A) to comply with any contractual arrangement, (B) to remove references concerning valuation, or (C) to address privilege or confidentiality concerns.

Section 6.6 Employee Matters.

(a) Until the 12 month anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), compensation (including base salary, bonus, commission-based and other incentive compensation opportunities) and employee benefits that, in the aggregate, with respect to each Continuing Employee, are not less favorable than the compensation and employee benefits provided by the Company or the applicable Subsidiary to such Continuing Employee immediately prior to the Effective Time (provided that the base salary of each Continuing Employee shall not be reduced during the Benefits Continuation Period). Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee.

(b) The Surviving Corporation shall (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation or any of its Affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting, determination of level of benefits and benefits accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service; and, provided further, that the Surviving Corporation shall not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by the Surviving Corporation or its Subsidiaries prior to the date on which the Continuing Employee actually becomes a participant in such plan (it being understood that the Surviving Corporation shall in all cases provide credit for years of service for benefit accrual purposes in accordance with the terms and conditions of each such defined benefit pension plan as in effect immediately prior to the Effective Time).

(c) From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee, as in effect as of the date of this Agreement or adopted thereafter in compliance with Section 5.2, including those described in Section 6.6(c) of the Company Disclosure Letter and previously provided to Parent, (ii) all obligations in effect as of the Effective Time under any equity-based or bonus plans, programs or agreements of the Company or any of its Subsidiaries, and (iii) all obligations in effect as of the Effective Time pursuant to outstanding retention plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or any of its Subsidiaries. Parent and Merger Sub acknowledge that the consummation of the Merger and the transactions contemplated by this Agreement will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(d) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its Subsidiaries, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such 90-day period without complying with all provisions of WARN.

(e) Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits not materially less favorable than the severance benefits that would have been provided in accordance with the Company’s past practices or any severance plans, policies or commitments applicable to such Continuing Employee immediately prior to the Effective Time, if any.

(f) Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, (ii) shall create any third-party beneficiary rights in any Person, or (iii) subject to the requirements of this Section 6.6, shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.

Section 6.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, jointly and severally, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of applicable Law adopted after the date of this Agreement that increase the extent to which indemnification may be provided), indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by Law; provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) each Person who is now, or has been at any time prior to the Effective Time or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries and any Person acting as director, officer, trustee, fiduciary, employee or agent of another Person (including any Company Benefit Plan) who is or has acted as such at the request of the Company or any such Subsidiary (each an “Indemnified Party”) from and against any and all costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement or incurred in connection with any actual or threatened claim (including a claim of violation of applicable Law), action, audit, demand, suit, other Proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative or other Proceeding at law or in equity or order or ruling, by reason of the fact that the Indemnified Party is or was a director or officer of the Company or its Subsidiaries or is or was a director, officer, trustee, fiduciary, employee or agent of another Person at the request of the Company, including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time. Parent and the Surviving Corporation shall cooperate with any Indemnified Party in the defense of any matter covered by this Section 6.8. Without limitation of the foregoing or any other provision of this Section 6.8, Parent and the Company agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and the rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, shall survive the Merger, be honored by Parent, the Surviving Corporation and its Subsidiaries and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) Subject to the following sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation and each Subsidiary thereof to (including by providing sufficient funds to the Surviving Corporation or the applicable Subsidiary), at no expense to the beneficiaries, either (i) continue to maintain in full force and effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Current Insurance“) with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); provided that the Surviving Corporation may substitute for the Current Insurance policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); or (ii) purchase a six year extended reporting period endorsement with respect to the Current Insurance (a “Reporting Tail Endorsement”) and maintain such Reporting Tail Endorsement in full force and effect for its full term. To the extent purchased after the date of this Agreement and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company; provided that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding the first sentence of this Section 6.8(b), but subject to the second sentence of this Section 6.8(b), the Company shall be permitted at its sole and exclusive option to purchase a Reporting Tail Endorsement prior to the Effective Time. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided that in the event of the Current Insurance, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(c) The certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries shall include provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties that are no less favorable to the Indemnified Parties than the provisions for indemnification, advancement and reimbursement of expenses and exculpation of the

Indemnified Parties as set forth in the Company Charter and the Company Bylaws in effect on the date of this Agreement. Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect and honor the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification and advancement rights thereunder.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.8.

(e) From and after the Effective Time, Parent and the Surviving Corporation shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 6.8(e) of the Company Disclosure Letter between the Company or any Subsidiary and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation bylaws.

(f) This Section 6.8 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The obligations of Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement, then Parent or the Surviving Corporation shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Corporation. The rights of the Indemnified Parties under this Section 6.8 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Company Charter and the Company Bylaws, the certificate of incorporation and bylaws (or comparable organizational documents) of any of the Company’s Subsidiaries or the certificate of incorporation and bylaws of the Surviving Corporation or under any applicable Contracts, insurance policies or Laws and Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

Section 6.9 Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling or participating in any press conference, conference call, media interview or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule or participate in any such event before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement (or any scripts for any statements to be made orally) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 6.9 shall not apply to (i) any release or public statement made or proposed to be made by the Company in compliance with Section 6.3 (including any release or public statement made or proposed to be made by the Company with respect to a Change of Board Recommendation), or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, (ii) any customary announcements and other customary communications, including preparation and distribution of marketing materials, in connection with the Financing or (iii) any public statements by either party with respect to this Agreement and the transactions contemplated hereby, including their effect on either party’s business and its financial projections, with investors, analysts and Financing Sources, including on its periodic earnings calls and in any “road show”, so long as such party’s comments are consistent with the information contained in the press releases or other documents or communications previously issued and agreed upon by the parties. Notwithstanding the foregoing sentence, without prior consultation, each party may disseminate information included in a press release or other documents or communications already approved for external distribution by the other parties.

Section 6.10 Transaction Litigation. Each party shall promptly notify the other parties in writing of any stockholder litigation or other litigation or other Proceedings arising from this Agreement or the Merger that is brought against such party or any of its Affiliates or members of its board of directors (“Transaction Litigation”). Each party shall keep the other parties sufficiently informed on a reasonably current basis with respect to the status of any Transaction Litigation (including by promptly furnishing to the other parties hereto such information relating to the Transaction Litigation as may be reasonably requested). The Company shall control the defense and, subject to the following sentence, settlement of any Transaction Litigation brought against it or any of its Affiliates or members of its or their boards of directors, and shall give Parent the opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of such Transaction Litigation. No settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.11 State Takeover Laws. The Company and Parent shall each use reasonable best efforts to ensure that no Takeover Statute (or any comparable anti-takeover provisions of the Company Charter or Company Bylaws) is or becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby. If any Takeover Statute (or any comparable anti-takeover provisions of the Company Charter or Company Bylaws) becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law (or provision) on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.12 Nasdaq Matters.

(a) Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, and shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b) Parent and the Company agree to cooperate in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate its registration under the Exchange Act, in each case, as promptly as practicable after the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.13 Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 280G Calculation. As soon as practicable, but in no event later than 45 Business Days after the date hereof, the Company will make available to Parent true and correct copies of its preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code.

Section 6.15 Director and Officer Resignations. Prior to the Closing Date, unless Parent instructs the Company otherwise, the Company shall use its reasonable best efforts to obtain the resignation of each individual serving as a director or officer of (or comparable position with) the Company and its Subsidiaries as of immediately following the Effective Time from his or her position as a director or officer of (or comparable position with) the Company and its Subsidiaries (and not as an employee, if applicable, of the Company or any of its Subsidiaries), which resignations shall be effective immediately following the Effective Time. For the avoidance of doubt, such resignation shall not (i) prejudice in any manner any contractual rights such officer or director may have with the Company or any of its Subsidiaries, (ii) cause such officer or director to cease to become entitled to any benefit under any Company Benefit Plan to which he/she would otherwise be entitled in his or her position as an employee of the Company or its Subsidiaries, as applicable or (iii) terminate or modify the terms of any officer’s employment relationship with the Company or its Subsidiaries.

Section 6.16 Financing.

(a) Each of Parent and Merger Sub shall, and shall use its reasonable best efforts to cause each of their Affiliates to, take (or cause to be taken) all actions and do (or cause to be done) all things necessary to obtain and consummate the Financing on the terms and conditions described in the Commitment Letter, including: (i) to maintain in effect the Commitment Letter, (ii) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or on other terms and conditions agreed by Parent, the Company and the Financing Sources by the Closing Date, (iii) to satisfy or cause to be satisfied (or, if determined advisable by Parent, obtain the waiver of) on a timely basis all conditions to obtaining the Financing within Parent’s control and (iv) to comply with all of its obligations pursuant to the Commitment Letter and the definitive agreements related thereto, in the case of this clause (iv), to the extent the failure to comply with such obligations would reasonably be expected to (x) adversely affect or materially delay the ability of Parent or Merger Sub to consummate timely the Merger and the other the transactions contemplated by this Agreement or (y) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur. In the event that all conditions to funding the commitments contained in the Commitment Letter have been satisfied, each of Parent and Merger Sub shall use its reasonable best efforts to cause the Financing Sources to fund the Financing required to consummate the transactions contemplated by this Agreement (including by enforcing their rights (including through litigation) under the Commitment Letter) and to pay related fees and expenses on the Closing Date.

(b) Parent shall give the Company prompt notice of (i) any material breach or default by any party to the Commitment Letter or the definitive agreements related thereto of which Parent has become aware, or of any termination of the Commitment Letter or such definitive agreements and (ii) the receipt of any written notice or other written communication, in each case received from any Financing Source with respect to any (1) material breach of Parent’s or Merger Sub’s obligations under the Commitment Letter or the definitive agreements related thereto, or default, termination or repudiation by any party to the Commitment Letter or the definitive agreements related thereto or (2) material dispute between or among any parties to the Commitment Letter or the definitive agreements related thereto or any provisions of the Commitment Letter, in each case, to the extent any of the foregoing described in clauses (i) or (ii) would reasonably be expected to (x) adversely affect or materially delay the ability of Parent or Merger Sub to consummate timely the Merger and the other the transactions contemplated by this Agreement or (y) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur. As soon as reasonably practicable, but in any event within 5 Business Days following the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information (other than Restricted Information) reasonably requested by the Company relating to a circumstance referred to in clauses (i) or (ii) of the immediately preceding sentence. In the event that any portion of the Financing becomes unavailable and such portion is necessary to consummate the transactions contemplated by this Agreement (unless concurrently replaced on a dollar-for-dollar basis by commitments on terms and conditions no less favorable to Parent and Merger Sub than those set forth in the Commitment Letter (including after giving effect to the market flex provisions) from other financing sources or from proceeds of other sources of financing or cash), Parent and Merger Sub shall (i) use their reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative Financing for any such portion from alternative debt sources (“Alternative Financing”) in an amount that will enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement and that does not contain additional or modified conditions relative to those set forth in the Commitment Letter delivered to the Company on or prior to the date of this Agreement that, in each case, would reasonably be expected to materially and adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement and (ii) promptly notify the Company of such unavailability and the reason therefor. Parent shall (x) to the extent reasonably practicable, notify the Company of its intention to obtain such Alternative Financing and keep the Company reasonably informed of the terms thereof, (y) provide to the Company final drafts of all commitment letters relating to the Alternative Financing prior to their execution by Parent and/or Merger Sub so as to permit the Company a reasonable period of time in which to confirm that such commitment letters comply with this Section 6.16 and (z) deliver to the Company true and complete copies of all agreements (including redacted copies of engagement and fee letters, removing only fee amounts, market “flex” provisions and certain other terms (none of which concern or would adversely affect the amounts, availability, timing or conditionality of the Financing)) pursuant to which any such alternative source shall have committed to provide Parent or the Surviving Corporation with Alternative Financing. Parent shall provide the Company with prompt written notice of the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any Commitment Letter or definitive agreement in connection therewith. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing.

(c) Except as expressly permitted by this Section 6.16, Parent and Merger Sub shall not, without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), permit any amendment or modification to (including any reduction in the amount of the commitment thereunder), or any waiver of any provision or remedy under, the Commitment Letter or any definitive agreements related thereto unless the terms of the Commitment Letter or definitive agreements related thereto, in each case as so amended, modified or waived, are substantially similar to those in the Commitment Letter or such definitive agreement related thereto, prior to giving effect to such amendment, modification or waiver (other than economic terms, which shall be as good as or better for Parent and Merger Sub than those in the Commitment Letter or definitive agreement relating thereto prior to giving effect to such amendment, modification or waiver); provided that the foregoing limitations shall only apply if such amendment or modification (i) would reasonably be expected to (A) adversely affect or materially delay the ability of Parent or Merger Sub to consummate timely the Merger and the other the transactions contemplated by this Agreement or (B) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur, (ii) subject to Section 6.16(d), reduces the aggregate amount of the Financing or (iii) adversely affects the ability of Parent or Merger Sub to enforce their rights against other parties to the Commitment Letter, it being understood and agreed that in any event, Parent may amend the Commitment Letter or the definitive agreements relating thereto to (x) add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Commitment Letter as of the date of this Agreement and consent to the assignment after the date of this Agreement of lending commitments under the Commitment Letter to other lenders, or (y) increase the aggregate amount of the Financing, subject in each case to Section 6.16(a).

(d) Parent shall have the right to reduce the commitments under the Commitment Letter (i) by the amount of the proceeds of consummated offerings or other incurrences of debt (including notes) after the date of this Agreement; provided that (A) such debt does not mature prior to the Closing Date and (B) to the extent such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger and the other transactions contemplated hereby on the Closing Date, the termination of this Agreement and the Outside Date and (ii) in accordance with the mandatory prepayment and commitment reduction provisions set forth in the Commitment Letter; provided that any substitute commitments shall not be on terms that (x) would reasonably be expected to (1) adversely affect or materially delay the ability of Parent or Merger Sub to consummate timely the Merger and the other the transactions contemplated by this Agreement or (2) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur. The representations, warranties, covenants and other restrictions of Parent and Merger Sub contained in this Agreement with respect to the Financing and the Commitment Letter apply equally to such substitute commitments.

(e) Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligations under this Agreement are not conditioned in any manner upon Parent or Merger Sub obtaining any financing (including the Financing) or on the performance of any party to the Commitment Letter.

(f) In no event shall Parent or any of its Affiliates prohibit or seek to prohibit any commercial bank, investment bank or other potential provider of financing, including the Financing Sources, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries.

Section 6.17 Financing Cooperation.

(a) Prior to and, if applicable, concurrently with the Closing, the Company shall, and shall cause its Subsidiaries to, use its and their (and its and their Representatives’) reasonable best efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Financing; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Without limiting the generality of the foregoing sentence, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to: (i) as promptly as practicable provide information (financial or otherwise) relating to the Company and its Subsidiaries to Parent and to the Financing Sources (including information to be used in the preparation of an information package regarding the business, operations, financial condition, financial projections and prospects of Parent and the Company that is customary or reasonably necessary for the completion of such financing) to the extent reasonably requested by Parent in connection with Parent’s preparation of customary offering or information documents to be used for the completion of the Financing, (ii) cooperate and assist with the due diligence, rating agency processes and marketing efforts of Parent, its Representatives and the Financing Sources, including participating in a reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to the Company and ensuring that any syndication efforts benefit from the existing lending and investment banking relationships of the Company, (iii) reasonably assist Parent in preparing customary offering memoranda, rating agency presentations, lender presentations, confidential information and private placement memoranda, financial statements (including pro forma and projected financial statements), prospectuses and other similar documents, including delivery of (A) audited consolidated balance sheets and related audited statements of income, stockholders’ equity and cash flows of the Company for each of the three (3) fiscal years most recently ended at least 90 days prior to the Closing Date (and audit reports for such financial statements shall not be subject to any “going concern” qualifications), (B) unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended more than 45 days prior to the Closing Date and (C) all other historical financial and other information regarding the Company reasonably necessary to permit Parent to prepare pro forma and projected financial statements customary for the Financing or the Alternative Financing, (iv) make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, including senior management and Representatives of the Company and its Subsidiaries, documents and information relating to the Company and its Subsidiaries, in each case, as may be reasonably requested by Parent or the Financing Sources, or as may be requested by the SEC, in connection with the completion of the Financing or the Alternative Financing, (v) provide to Parent and the Financing Sources promptly, and in any event at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Company and its Affiliates required by the Financing Sources or regulatory authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that is required under the Commitment Letter to the extent such documentation and other information is requested in writing to the Company at least 10 Business Days prior to the Closing Date, (vi) obtain any necessary consents from the Company’s independent public accounting firm in connection with any filings with the SEC, (vii) obtain customary comfort letters and consents from the Company’s independent public accounting firm for use of their reports in any materials relating to the Financing or the Alternative Financing and in connection with any filings required to be made by Parent with the SEC, (viii) subject to customary confidentiality provisions, provide customary “10b-5” certifications and authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders, (ix) deliver notices of prepayment and/or notices for termination of commitments within the time periods required in connection with the prepayment of any indebtedness or other obligations of the Company, including the Credit Agreement, and obtain customary payoff letters and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of such indebtedness or other obligations, including the Credit Agreement, (x) reasonably assist with the pledging of collateral and the preparation of the definitive documentation for the Financing or the Alternative Financing, including by providing information reasonably necessary for the completion of any schedules thereto, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and its Subsidiaries, (xi) provide or cause to be provided any customary certificates, or other customary closing documents as may reasonably be requested in connection with the Financing and the Alternative Financing and (xii) consent to the use of the trademarks, service marks and logos of the Company or any of its Subsidiaries in connection with the Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or any of its Subsidiaries and in conformance with the Company’s quality control guidelines and procedures as provided to Parent by the Company prior to the date of this Agreement (it being understood that all goodwill associated with such use shall inure to the sole benefit of the Company). Notwithstanding the foregoing, (1) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur prior to the Closing any other liability or obligation in connection with the Financing, unless Parent reimburses or is required to reimburse or indemnify the Company and its Subsidiaries pursuant to this Agreement or otherwise agrees to do so, (2) none of the Company, its Subsidiaries or their respective Representatives shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing (other than the “10b-5” certifications and authorization letters contemplated by clause (viii) of this Section 6.17(a) and for the avoidance of doubt, the boards of directors or other equivalent governing bodies of Parent, Merger Sub, and/or the Surviving Corporation shall enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of the Company and its Subsidiaries as may be required by the Financing Sources pursuant to the Commitment Letter at, or as of, the Closing), and (3) nothing shall obligate the Company or any of its Subsidiaries to (a) take any action in respect of the Financing to the extent that such action would cause any condition to Closing set forth in Article VII to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement by the Company, (b) take any action to the extent such action would unreasonably interfere with the business or operations of the Company or its Subsidiaries, (c) issue in its own name any bank information memoranda or high-yield offering prospectuses or memoranda required in relation to the Financing (it being understood that any such information memoranda or prospectus or memoranda shall reflect the Surviving Corporation and all or certain of its Subsidiaries as obligors) or (d) provide, or cause to be provided, any legal opinion by its counsel, or to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would reasonably be expected, in the reasonable judgment of the Company, to result in a violation of the Company’s or any of its Subsidiaries’ organizational documents or applicable Law or loss of any privilege.

(b) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in satisfying its obligations under this Section 6.17 or other cooperation provided by the Company (or any of its Subsidiaries or any of its or their respective Representatives) at the request of Parent (or any of its Subsidiaries or any of its or their respective Representatives). Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, costs, expenses, fees (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with any action taken by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Section 6.17 or other cooperation provided by the Company (or any of its Subsidiaries or any of its or their respective Representatives) at the request of Parent (or any of its Subsidiaries or any of its or their respective Representatives) (other than the use of any information provided by the Company, any of its Subsidiaries or any of their respective Representatives for use in connection with the Financing), except to the extent such losses, claims, damages, liabilities, costs, expenses, fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives.

Section 6.18 No Control of the Company’s Business. The Company, on the one hand, and Parent and Merger Sub on the other, acknowledge and agree that: (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and (b) prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 6.19 Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver, on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Company Common Stock constituting the Company Stockholder Approval in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) Injunctions. No Law enacted, adopted or promulgated after the date hereof in the United States or Order by any federal or state court or other tribunal of competent jurisdiction prohibiting, rendering illegal or enjoining consummation of the Merger shall be in effect.

(d) Regulatory Approvals. Any waiting periods (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and not rescinded, and no proceedings for that purpose shall be pending before the SEC.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (Corporate Organization), Section 3.3 (Corporate Authorization), Section 3.4(a) (No Conflicts), Section 3.23 (Takeover Statutes), Section 3.25 (Brokers and Finders’ Fees) and Section 3.26 (Opinion of Financial Advisor) shall, if qualified by materiality or Company Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); (ii) the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) (Capitalization) shall be true in all respects, except for any failures to be so true and correct that are de minimis, as of the Closing Date as if made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein), as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (iii) only, where the failure of such representations and warranties to be true and correct has not had a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall not have materially breached any of the agreements and covenants required to be performed by the Company under this Agreement prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Corporate Organization), Section 4.3 (Corporate Authorization), Section 4.4(a) (No Conflicts), Section 4.9 (Operations of Merger Sub), Section 4.16 (No Vote of Parent Stockholders) and Section 4.17 (Brokers and Finders’ Fees) shall, if qualified by materiality or Parent Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) and Section 4.2(b) (Capitalization) shall be true in all respects, except for any failures to be so true and correct that are de minimis, as of the Closing Date as if made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers therein), as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (iii) only, where the failure of such representations and warranties to be true and correct has not had a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall not have materially breached any of the agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement prior to the Closing.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c).

Section 7.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or, in the case of Parent or Merger Sub, on the failure of Parent or any of its Affiliates to satisfy any of the conditions set forth in the Commitment Letter (or any definitive agreements related thereto).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after obtaining the Company Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before June 9, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if its action or failure to act constitutes a breach or violation of any of its obligations hereunder, and such breach has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Outside Date or (B) the failure of the Closing to occur by the Outside Date;

(ii) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure of such party to fulfill any obligation under this Agreement resulted in the issuance of such Order or the taking of such other action; or

(iii) the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and (B) either (1) is incapable of being cured by the Company by the Outside Date or (2) if capable of being cured, has not been cured by the Company within 30 days following written notice to the Company from Parent or Merger Sub of such breach, which notice states Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or

(ii) if the Board of Directors of the Company or any committee thereof shall have effected a Change of Board Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this clause (ii) is only exercisable prior to the time that the Company Stockholder Approval is obtained; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (B) either (1) is incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (2) if capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within 30 following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, which notice states the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder;

(ii) if (A) the Inside Date has passed and all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (except for those conditions that by their nature or terms are to be satisfied at the Closing, which conditions were capable of being satisfied at the time of such failure to consummate the Merger), (B) the Company has irrevocably confirmed to Parent in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement, and (C) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three Business Days following delivery of the Company’s notice as a result of Parent’s failure to receive the proceeds from the Financing; provided that Parent shall not have the right to terminate this Agreement pursuant to Section 8.1(b)(i) during such three Business Day period if the Outside Date shall precede the expiration of such period; or

(iii) prior to receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive written agreement with respect to a Superior Proposal in accordance with, and subject to the terms and conditions of, Section 6.3; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 8.3.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 (Access to Information) and the provisions of Section 3.27 (No Other Representations and Warranties; Disclaimers), Section 4.21 (No Other Representations and Warranties; Disclaimers), Section 6.7 (Expenses), Section 6.9 (Public Announcements), the indemnification and reimbursement obligations under Section 6.17(b) (Financing Cooperation), this Section 8.2 (Effect of Termination), Section 8.3 (Termination Fees) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that, subject to Section 8.3(c), if such termination shall result from the Willful Breach of this Agreement by any party or any intentional fraud by any party, such party shall be fully liable for all damages that are the natural, probable and reasonably foreseeable result thereof (which the parties acknowledge and agree shall, in the case of a breach by Parent or Merger Sub, not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the Company’s stockholders, which shall be deemed in such event to be damages of the Company) incurred or suffered by the other parties as a result of such failure; provided, further, that any failure of Parent or Merger Sub to consummate the Merger in breach of this Agreement will be deemed to be a Willful Breach by Parent and Merger Sub (whether or not Parent or Merger Sub had sufficient funds available to consummate the Merger). Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligations to hold the Closing and consummate the Merger and the transactions contemplated by this Agreement are not conditioned in any manner upon Parent or Merger Sub obtaining the Financing. The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.9. In addition, the parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with its terms.

Section 8.3 Termination Fees.

(a) In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(c)(ii) (Change of Board Recommendation) or (ii) by the Company pursuant to Section 8.1(d)(iii) (Superior Proposal), then the Company shall pay or cause to be paid to Parent (or its designees) a nonrefundable amount in cash equal to $45,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Parent, payable, in the case of clause (i), no later than two Business Days after the date of such termination and, in the case of clause (ii), in advance of or concurrently with such termination.

(b) In the event that, prior to receipt of the Company Stockholder Approval, (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) (Outside Date), and at such time the conditions set forth in Section 7.1 (other than Section 7.1(a)) were satisfied, or Section 8.1(b)(iii) (Stockholder No Vote); (ii) after the date of this Agreement and prior to the date of termination (in the case of a termination pursuant to Section 8.1(b)(i) (Outside Date)) or the date of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.1(b)(iii) (Stockholder No Vote)), an Acquisition Proposal was publicly proposed or announced or otherwise communicated to the stockholders of the Company and not withdrawn prior to the date of termination (in the case of a termination pursuant to Section 8.1(b)(i) (Outside Date)) or the date of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.1(b)(iii) (Stockholder No Vote)); and (iii) within 12 months after the date of such termination of this Agreement the Company enters into a definitive written agreement with respect to an Acquisition Proposal and the transaction contemplated by such definitive agreement is later consummated, then on the date such transaction is consummated, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(b), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.”

(c) The parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (i) if Parent is entitled to terminate this Agreement and to receive payment of the Termination Fee from the Company pursuant to this Section 8.3, except in the case of intentional fraud, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; and (ii) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. Accordingly, if the Company fails to timely pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a judgment in its favor, the Company shall pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

Section 8.4 Procedure for Termination. A terminating party shall provide written notice of termination to the other parties specifying the Section or Sections pursuant to which such party is terminating the Agreement. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article I, Article II, Section 6.8 (Directors’ and Officers’ Indemnification and Insurance) and any other covenants or other agreements set forth in this Agreement that by their terms apply, or that are to be performed, in whole or in part, after the Effective Time, shall survive the consummation of the Merger. All of the other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger.

Section 9.2 Notices. All notices, requests, instructions and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile (upon confirmation of receipt) or e-mail (with confirmation of receipt by the recipient) of a .pdf document if delivered or sent prior to 5:00 p.m. on a business day in the place of receipt, (b) on the first business day in the place of receipt following the date of dispatch if delivered by a recognized next-

day courier service, or (c) on the third business day in the place of receipt following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the respective parties as set forth below (or to such other address or facsimile number as a party may hereafter specify by notice in accordance with this Section 9.2):

If to Parent or Merger Sub, to:

Tivity Health, Inc.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

Attention:             Chief Legal Officer

Email:                   Mary.Flipse@tivityhealth.com

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention:             J. Page Davidson

                             Scott W. Bell

                             Tatjana Paterno

Email:                 pdavidson@bassberry.com

                             sbell@bassberry.com

                             tpaterno@bassberry.com

If to the Company, to:

Nutrisystem, Inc.

Fort Washington Executive Center

600 Office Center Drive

Fort Washington, Pennsylvania 19034

Attention:           Ralph J. Mauro, Esq.

Email:                 rmauro@nutrisystem.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:             H. Oliver Smith

                               Brian Wolfe

Email:                   oliver.smith@davispolk.com

                               brian.wolfe@davispolk.com

Section 9.3 Interpretation; Construction.

(a) When a reference is made in this Agreement to a Section, clause, Annex, Exhibit or Section of a disclosure letter, such reference shall be to a Section or clause of or Annex or Exhibit or Section of a disclosure letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “the date of this Agreement” and terms of similar import, shall be deemed to refer to the date first written above. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b) References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any Law or statute are to that Law or statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any disclosure letters delivered herewith) and not merely to the specific Section, paragraph or clause in which such word appears. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) No summary of this Agreement or any Exhibit attached hereto or Section of a disclosure letter delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Exhibit or Section of a disclosure letter.

(e) Subject to the introductory language to Article III and Article IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a Section of such disclosure letter that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure thereof be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.4 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.5 Entire Agreement; No Third-Party Beneficiaries; Assignment.

(a) This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Exhibits attached hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Parent and Merger Sub nor the

Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of the Company’s stockholders and holders of Company Equity Awards, as applicable, to receive (x) the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.2 and (y) the Merger Consideration and other amounts payable or deliverable in respect of Company Equity Awards pursuant to Section 2.5, (ii) the right of the Company on behalf of its stockholders to seek equitable relief or to pursue damages suffered by the Company and its stockholders (which the parties acknowledge and agree shall, in the case of a breach by Parent or Merger Sub, not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the Company’s stockholders, which shall be deemed in such event to be damages of the Company), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, (iii) the right of the Indemnified Parties to enforce the provisions of Section 6.8 only and (iv) the right of each of the Financing Sources as an express third-party beneficiary of this Section 9.5(b), Section 9.7, Section 9.9(a), Section 9.9(b) and Section 9.11 and the definition of “Financing Source” and the constituent definitions thereof. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Board of Directors of the Company, and no stockholder of the Company, whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(c) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, directly or indirectly by operation of law or otherwise, without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly-owned Subsidiary of Parent, which Subsidiary shall be a Delaware corporation (in which case the assignee shall be deemed to make all of the representations and warranties made herein with respect to Merger Sub as of the date of such assignment and as of the Closing); provided that no such transfer or assignment shall (i) relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub or (ii) delay the consummation of the Merger or any of the other transactions contemplated hereby; provided, further, that Parent may make a collateral assignment of its rights (but not its obligations) under this Agreement to any Financing Sources. Any attempt to make any such assignment in violation of the foregoing shall be null and void.

Section 9.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.7 Modification or Amendment. This Agreement may be amended by the parties (with respect to the Company and Merger Sub, by action taken by their respective Boards of Directors), at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such approval. Subject to the preceding sentence, this Agreement may be modified or amended solely by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding anything to the contrary in this Agreement, (i) Section 9.5(b) (Third Party Beneficiaries), this Section 9.7 (Modification or Amendment), Section 9.9(a) (Governing Law), Section 9.9(b) (Waiver of Jury Trial) and Section 9.11 (No Recourse to Financing Sources) and the definition of “Financing Source” and the constituent definitions thereof may not be amended, supplemented or otherwise modified in any manner to the extent such amendment, supplement or other modification is adverse to the Financing Sources without the prior written consent of the Financing Sources and (iii) no provision of this Agreement may be amended, supplemented or otherwise modified in any manner (whether by operation of law or otherwise) after the Effective Time.

Section 9.8 Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time (but not after the Effective Time), the parties may (in the case of the Company, by action taken or authorized by its Board of Directors or authorized officers of the Company), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.9 Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a) Subject to Section 9.11, this Agreement, and any dispute arising out of or relating to this Agreement, shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH SUIT, ACTION OR PROCEEDING AGAINST A FINANCING SOURCE OR IN CONNECTION WITH THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(B).

(c) The parties acknowledge and agree that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (in addition to any other remedy that may be available to it at law and in equity, including monetary damages, except as limited by Section 8.3) (i) an injunction restraining such breach or threatened breach and (ii) an Order of specific performance to enforce the observance and performance of such covenant or obligation without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with such remedy. Each party agrees not to raise any objections (including any defense or counterclaim that there is an adequate remedy at law) to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.9(c). Each party further agrees that (i) by seeking the remedies provided for in this Section 9.9(c), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party at law or in equity in respect of this Agreement or the transactions contemplated hereby and/or thereby, (ii) nothing set forth in this Section 9.9(c) shall require any party to institute any Proceeding (or limit any party’s right to institute any Proceeding) for specific performance under this Section 9.9(c) prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any Proceeding pursuant to this Section 9.9(c) or anything set forth in this Section 9.9(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies (including monetary damages) in respect of this Agreement or the transactions contemplated hereby and/or thereby that may be available then or thereafter, this being in addition to any other remedy to which they are entitled at law or in equity, and (iii) that the prevailing party in any such Proceeding shall be entitled to reimbursement of all costs and expenses associated with seeking such relief, including reasonable attorneys’ fees. In the event that a party institutes a Proceeding seeking equitable relief under this Section 9.9(c), the Outside Date shall automatically be extended until the 20th Business Day following the date on which such Proceeding is finally resolved (if the Outside Date would otherwise occur on or prior to such date) or (ii) such other time period established by the court presiding over such Proceeding.

(d) Subject to Section 9.11, each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby (including any Proceeding seeking equitable relief pursuant to Section 9.9(c)); (ii) agrees that every such Proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby in any other court; and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.9(d) in any such Proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article IX; provided, however, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10 Obligation of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.11 No Recourse to Financing Sources. Notwithstanding anything to the contrary herein, the Company, on behalf of itself and the Company Related Parties, hereby (a) acknowledges that none of the Financing Sources shall have any liability to the Company or any Company Related Party under this Agreement or for any claim made by the Company or any Company Related Party based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute relating to, or arising from, the Debt Financing, the Commitment Letter or the performance thereof, (b) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) the Company or any Company Related Party may have against any Financing Source relating to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and (c) agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement, the Debt Financing, the Commitment Letter or the transactions contemplated hereby or thereby. Nothing in this Section 9.11 will limit the rights of Parent or Merger Sub or any Parent Related Party in respect of the Debt Financing under any commitment letter related thereto. Without limiting the foregoing, no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to a Company Related Party. Notwithstanding anything to the contrary in this Agreement, each of the Parties to this Agreement agrees that (i) it will not bring or support any Proceeding or claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable law jurisdiction is vested in the Federal Courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, shall be governed by the laws of the State of New York without regard to the conflicts of laws rules thereof; provided that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any representations and warranties set forth herein and whether as a result of any inaccuracy thereof Parent, Merger Sub or any of their respective Affiliates has the right to terminate its obligations under this Agreement, or to decline to consummate the transactions contemplated hereby, and (iii) the determination of whether the transactions contemplated hereby have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

Section 9.12 Disclosure Letter References and SEC Document References.

(a) The parties hereto agree that each section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Letter or the Parent Disclosure Letter, as applicable. The parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Letter or the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b) The parties hereto agree that in no event shall any forward-looking disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note on Forward Looking Statements” or “Forward Looking Information”, or any other disclosures in any Company SEC Document or Parent SEC Document to the extent they are cautionary, predictive or forward-looking in nature, be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement; provided that the foregoing shall not apply to any factual information contained in any such sections.

Section 9.13 Definitions. As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, disclosure letters, and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.13 or on the corresponding page number of the Index of Defined Terms:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms limiting the use and disclosure of non-public information not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that (i) such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making, whether publicly or privately, any Acquisition Proposal, acquiring the Company or taking any other similar action and (ii) the Company may waive any such terms in any existing confidentiality agreements); provided, however, that such Acceptable Confidentiality Agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.3.

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent, or any of its Subsidiaries or Affiliates, or any of their respective Representatives (in their capacity as such)) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning (which has the meaning under Section 13(d) of the Exchange Act) securities of the Company representing 20% or more of the aggregate voting power of all securities of the Company, or (iii) any transaction, including any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction, involving the Company or any of its Subsidiaries, in each case, pursuant to which any Person (other than the Company or any of its Subsidiaries) would own securities of the Company or of any resulting direct or indirect parent company of the Company representing 20% or more of the aggregate voting power of all securities of the Company or of any resulting direct or indirect parent company of the Company.

“Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which commercial banks in New York, New York, United States of America are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means that certain Commitment Letter among Parent, Credit Suisse AG and Credit Suisse Loan Funding LLC and, as the context requires, any other debt commitment letter executed pursuant to Section 6.16, including, in each case, the exhibits, schedules and annexes thereto, as amended from time to time after the date hereof in compliance with Section 6.16, pursuant to which the applicable financial institutions named therein have committed, upon the terms and subject only to the conditions set forth therein, to provide the Financing in connection with the transactions contemplated by this Agreement and the Merger.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017.

“Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance or effect shall be deemed to constitute, nor shall it be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (a) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (b) any changes in conditions generally affecting any industry in which the Company or any of its Subsidiaries operates, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (c) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (d) any changes in tax, regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company and any of its Subsidiaries operate, (e) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (f) (1) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action required or contemplated by this Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (2) any actions taken by the Company with the express written consent of Parent that are otherwise expressly prohibited by this Agreement, or (3) any actions omitted to be taken by the Company that are expressly prohibited by this Agreement, if the Company has requested the consent of Parent to take such action and Parent withholds its consent thereto, (g) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law, except to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has on others operating in the industries in which the Company and any of its Subsidiaries operate, (h) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof), except to the extent that such change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which the Company and any of its Subsidiaries operate, (i) any cyberattacks, geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such conditions, outbreak, escalation or acts have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such conditions, outbreak, escalation or acts have on others operating in the industries in which the Company and any of its Subsidiaries operate, (j) the termination of employment of or by any of the Company’s executive officers or other employees after the public announcement of this Agreement, (k) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such disaster, act or change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such disaster, act or change has on others operating in the industries in which the Company and any of its Subsidiaries operate, (l) any of the matters set forth in the Company Disclosure Letter, or (m) any Transaction Litigation.

“Company Related Parties” means the Company and its Subsidiaries or any of their respective controlling persons, directors, officers, employees, general partners, managers, management companies, Affiliates or assignees and any and all controlling persons, directors, officers, employees, general partners, managers, management companies, Affiliates or assignees of any of the foregoing, and any and all heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

“Company Stock Plan” means the Company’s Second Amended and Restated 2008 Long-Term Incentive Plan.

“Confidentiality Agreement” means the confidentiality agreement, dated September 27, 2018, between the Company and Parent, as the same may be further amended, supplemented or otherwise modified by the parties.

“Contract” means any legally binding written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated November 6, 2015, by and among the Company, Manufacturers and Traders Trust Company, as Administrative Agent, Swing Line Lender and L/C Issuer, and other lenders party thereto.

“Environmental Laws” shall mean all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution, the protection of the environment or releases or threatened releases of chemicals, materials or substances that are harmful to the environment.

“Equity Award Exchange Ratio” means the sum of (i) the Exchange Ratio, plus (ii) the quotient of (x) the Cash Consideration, divided by (y) the Parent Stock Price, rounded to the nearest one thousandth.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Share” means each share of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent or owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties.

“Financing” means the debt financing contemplated pursuant to the Commitment Letter.

“Financing Source” means any Person committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing contemplated pursuant to the Commitment Letter and/or any of their Affiliates and/or their (or their Affiliates’) officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substances” means any chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Intellectual Property” means all intellectual property rights throughout the world, including patent and the invention and discoveries therein; trade secrets or proprietary confidential information; copyrights and copyrightable works; trademarks, service marks, trade names, and the goodwill of the business appurtenant thereto; and Internet domain names.

“International Trade Law” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by OFAC (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.) and all other laws and regulations of United States Governmental Entities regulating the provision of articles, software, information and services to non-U.S. parties or the export and import of articles, software, information or services from and to the U.S. and non-U.S. parties.

“Intervening Event” means any material change, development or occurrence that (a) was not known or reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement (or, if known or reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement, the consequences of such change, development or occurrence were not known or reasonably foreseeable to the Board of Directors of the Company) and (b) does not relate to or involve any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; provided, however, that in no event shall any of the following constitute, or be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event: (i) any change in the market price or trading volume of the shares of Company Common Stock or Parent Common Stock in and of itself and (ii) the Company or any of its Subsidiaries meeting or exceeding any applicable internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period; provided that, for each of the matters referred to in clause (i) and (ii), the underlying changes, developments or occurrences giving rise to or contributing to either such change may constitute, or be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event.

“Knowledge” means the actual knowledge of the executive officers of the Company or Parent, as the case may be, as set forth in Section 9.13 of the Company Disclosure Letter and Section 9.13 of the Parent Disclosure Letter, respectively.

“Laws” means, any United States, federal, state or local, or any foreign, law, constitution, treaty, convention, ordinance, code, rule, statute or regulation enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Leased Real Property” means all material real property leased or subleased by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, encumbrance, security interest or other adverse right or claim whatsoever, excluding restrictions imposed by securities Laws.

“Material Purchase Order” means a purchase order between the Company and a Person that obligates the Company to make or entitles the Company to receive aggregate payments of more than $1,000,000 following the date of this Agreement.

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” shall mean the ordinary course of business, consistent with past practice.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2017, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017.

“Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, (1) materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent or materially delay the consummation of the

Merger or the other transactions contemplated hereby or (2) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance or effect shall be deemed to constitute, nor shall it be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (a) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Parent and any of its Subsidiaries operate, (b) any changes in conditions generally affecting any industry in which Parent or any of its Subsidiaries operates, except to the extent that such changes have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Parent and any of its Subsidiaries operate, (c) any decline in the market price or trading volume of Parent Common Stock (it being understood that the foregoing shall not preclude the Company from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect), (d) any changes in tax, regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Parent and any of its Subsidiaries operate, (e) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude the Company from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect), (f) (1) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action required or contemplated by this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with customers, suppliers, officers or employees, (2) any actions taken by Parent or Merger Sub with the express written consent of the Company that are otherwise expressly prohibited by this Agreement, or (3) any actions omitted to be taken by Parent or Merger Sub that are expressly prohibited by this Agreement, if Parent or Merger Sub have requested the consent of the Company to take such action and the Company withholds its consent thereto, (g) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law, except to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has on others operating in the industries in which Parent and any of its Subsidiaries operate, (h) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof), except to the extent that such change has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which Parent and any of its Subsidiaries operate, (i) any cyberattacks, geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such conditions, escalation or act has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such conditions, escalation or act has on others operating in the industries in which Parent and any of its Subsidiaries operate, (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such disaster, act or change has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such disaster, act or change has on others operating in the industries in which Parent and any of its Subsidiaries operate, (k) any of the matters set forth in the Parent Disclosure Letter, or (l) any Transaction Litigation.

“Parent Related Party” means Parent and Merger Sub and each of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing Financing Sources and each Affiliate and Representative of any Financing Source.

“Parent Stock Plans” means Parent’s Amended and Restated 2014 Stock Incentive Plan, 2014 Stock Incentive Plan and 2007 Stock Incentive Plan, as amended.

“Parent Stock Price” means the average of the volume-weighted averages of the trading price per share of Parent Common Stock (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five full consecutive trading days ending on the trading day that is two trading days immediately preceding the date on which the Effective Time occurs.

“Parent Warrant Confirmations” means, collectively, (a) the Base Warrants Confirmation, dated as of July 1, 2013, between Parent and JPMorgan Chase Bank, National Association, London Branch (“JPM”) regarding warrants covering 3,211,056 shares of Parent Common Stock, as amended; (b) the Additional Warrants Confirmation, dated as of July 11, 2013 between Parent and JPM regarding warrants covering 642,211 shares of Parent Common Stock, as amended; (c) the Base Warrants Confirmation, dated as of July 1, 2013, between Parent and Morgan Stanley & Co. International plc (“Morgan Stanley”) regarding warrants covering 3,211,056 shares of Parent Common Stock, as amended; and (d) the Additional Warrants Confirmation, dated as of July 11, 2013, between the Company and Morgan Stanley regarding warrants covering 642,211 shares of Parent Common Stock, as amended.

“Permitted Lien” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) gaps in the chain of title evident from the records of the applicable Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (e) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the Ordinary Course that, in the aggregate, are not material in amount or that do not, in any case, materially detract from the value or the use of the property subject thereto, (f) statutory landlords’ Liens and Liens granted to landlords under any lease, (g) licenses to Intellectual Property in the Ordinary Course, (h) any purchase money security interests, equipment leases or similar financing arrangements, (i) any Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto, (j) Liens arising under the Credit Agreement, (k) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable Law or restrictions under the organizational documents of the issuer of such securities, and (l) any Liens that would not have a Company Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, action, claim, proceeding, arbitration or litigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Representatives” means, collectively, the officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other representatives of a Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned by such Person or by one of more other Subsidiaries of such Person, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person is the general partner or has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person is the managing member or has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person has at least a majority ownership and power to direct the policies, management and affairs thereof. For the avoidance of doubt, Merger Sub is a Subsidiary of Parent.

“Superior Proposal” means any bona fide written Acquisition Proposal (but substituting “50%” for each reference to “20%” in the definition of such term), not solicited in violation of Section 6.3, which the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is more favorable to the stockholders of the Company (in their capacity as such) from a financial point of view than the Merger (taking into account any Proposed Changed Terms), taking into consideration likelihood of consummation and such other factors determined by the Board of Directors of the Company in good faith to be relevant.

“Tax” means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, in each case in the nature of a Tax, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority).

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes, including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any of its Subsidiaries.

“Tax Sharing Agreement” means any Tax allocation, Tax sharing, Tax indemnity or similar agreement other than (i) such agreements with customers, vendors, lessors or the like entered into in the Ordinary Course and other customary Tax indemnifications contained in any agreements the primary purpose of which agreements does not relate to Taxes, or (ii) agreements exclusively between or among the Company and its Subsidiaries.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Top Customers” means those customers of the Company and its Subsidiaries and/or retailers of the Company’s and its Subsidiaries’ products with total sales measured by dollar value in excess of $1,000,000 for the nine months ended September 30, 2018.

“Top Parent Counterparties” means the top 10 customers of Parent (measured by dollar value of total sales to such customers (and their respective Affiliates) by Parent and its Subsidiaries for the nine months ended September 30, 2018), including the Persons set forth on Section 9.13 of the Parent Disclosure Letter (and any Affiliate of any such Person).

“Top Suppliers” means those suppliers of the Company and its Subsidiaries that are the top 20 suppliers measured by dollar value of total sales for the nine months ended September 30, 2018).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission by a party taken with the actual knowledge or intention, or in circumstances in which such party should reasonably have known, that the taking of (or failure to take) such act would be a material breach of this Agreement. For the avoidance of doubt, the failure by Parent and Merger Sub to consummate the Merger as a result of Parent’s failure to receive the proceeds from the Financing despite Parent’s compliance in all material respects with its obligations under Section 6.16 shall not in and of itself constitute a Willful Breach.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TIVITY HEALTH, INC.

By:	/s/ Donato Tramuto
Name:	Donato Tramuto
Title:	Chief Executive Officer

SWEET ACQUISITION, INC.

By:	/s/ Adam Holland
Name:	Adam Holland
Title:	President

Signature Page to Agreement and Plan of Merger

NUTRISYSTEM, INC.

By:	/s/ Dawn M. Zier
Name:	Dawn M. Zier
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger